UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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H. J. HEINZ COMPANY

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H. J. Heinz Company
World Headquarters
One PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222

July 9, 2010

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9:00 a.m., Eastern Time, on Tuesday, August 31, 2010, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Meeting, please detach the Admission Ticket from your proxy card and bring it to the Meeting.

At this year’s Annual Meeting, you will be asked to vote on the election of directors and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Additionally, you will be asked to vote on a shareholder proposal permitting shareholders to act by written consent.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card.

In order to cast a vote on the shareholder proposal and in the election of directors, you must sign and return your voting instruction form or follow the instructions provided to you to vote your shares via telephone or the Internet. This is a change in voting procedures with regard to the election of directors resulting from a New York Stock Exchange rule revision that became effective on January 1, 2010. If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank, or holder of record where you hold your shares. This will ensure representation of your shares if you are unable to attend.

Sincerely,
William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 31, 2010

TIME

9:00 a.m., Eastern Time, on
Tuesday, August 31, 2010

PURPOSE

To vote on three proposals:

•	To elect as directors the 12 nominees named in the attached Proxy Statement;

•	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

•	To consider a shareholder proposal.

To consider and act on such other business as may properly come before the Meeting.

DOCUMENTS

This Notice is only an overview of the Proxy Statement and proxy card included in this mailing and available at www.proxydocs.com/hnz. These documents are first being mailed to shareholders on or about July 9, 2010. Our 2010 Annual Report, including our Form 10-K for Fiscal Year 2010, does not form any part of the material for the solicitation of proxies.

PLACE

The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222

RECORD DATE

Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 2, 2010, will receive notice of and be entitled to vote at the Meeting and any adjournments.

VOTING

Even if you plan to attend the Meeting, please mark, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy by filing with the Secretary of the Company a written revocation or by submitting a duly executed proxy bearing a later date. If you are present at the Meeting, you may revoke your proxy and vote in person on each matter brought before the Meeting. You may also vote over the Internet using the Internet address on the proxy card or by telephone using the toll-free number on the proxy card.

Rene D. Biedzinski
Secretary
Dated: July 9, 2010

QUESTIONS AND ANSWERS

Q:  When and where is the Annual Meeting?

A:  The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m., Eastern Time, Tuesday, August 31, 2010, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

Q:  Who is entitled to vote?

A:  You are entitled to vote at the Annual Meeting if the Company’s records on June 2, 2010 (the “record date”) showed that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 2, 2010, there were 318,052,932 shares of Common Stock and 6,996 shares of Preferred Stock outstanding.

Q:  How many votes is each share entitled to?

A:  Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q:  Do I need a ticket to attend the Annual Meeting?

A:  Yes. Retain the bottom of the proxy card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the Meeting.

Q:  How can I listen to the Annual Meeting if I do not attend in person?

A:  You are invited to listen to the Annual Meeting webcast live via the Internet on Tuesday, August 31, 2010, at www.heinz.com, beginning at 9:00 a.m., Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial 1-877-280-4954 (within the U.S./Canada) or 1-857-244-7311 (outside the U.S./Canada) and mention passcode 60072277 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the Meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included on our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

The webcast of the Meeting will be archived on the Company’s website at www.heinz.com for one year. A replay of the teleconference will be available at 11:00 a.m., Eastern Time, and for 30 days at 1-888-286-8010 (within the U.S./Canada) or 617-801-6888 (outside the U.S./Canada) using the following passcode: 20066523.

Q:  How do I access the Annual Meeting via the Internet?

A:  To access the Meeting via the Internet, please go to www.heinz.com. The minimum technical requirements to view this broadcast online are: OPERATING SYSTEM: Windows 98SE, Windows ME, Windows NT4 SP4, Windows 2000, Windows XP, Windows Vista, or Apple Mac OS X. INTERNET BROWSERS: For Windows operating systems, you must have Microsoft Internet Explorer 6+ or Firefox 1.0+. For Mac operating systems, you must have Mozilla Firefox 1.7+, Netscape 7.0+, Opera 8.0+ or Safari 1.3+. MEDIA PLAYERS: Flash Player 8.0+, QuickTime Player 6.5+, Windows MediaPlayer 6.4 or later or RealPlayer 6.0 or later (downloadable when you register for the webcast at www.heinz.com). HARDWARE: 256 MHz or faster processor, 128 MB RAM; and a 16-bit color video display card. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers. INTERNET CONNECTION: A fast connection to the Internet such as T1, DSL, or cable modem is recommended. If your connection is a 56K modem you will experience lower quality sound or video.

Q:  How do proxies work?

A:  The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Meeting in the manner you direct. You may vote for or against all or some of our director nominees. You may also vote for or against the other item(s) or abstain from voting for any item or any director. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of all of our director nominees, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and against the shareholder proposal.

Q:  How do I vote?

A:  You may:

•	Vote by marking, signing, dating, and returning a proxy card;

•	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote via the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	Place your vote by telephone by following the instructions on the proxy card or the instructions provided by your broker, bank, or other holder of record; or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

If your shares are held in street name, your broker, bank, or other holder of record will include a voting instruction form with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker, bank, or other holder of record to ensure that a proxy card is voted on your behalf.

Q:  Do I have to vote?

A:  No. However, we strongly encourage you to vote. You may vote for or against all, some, or none of our director nominees. You may abstain with respect to or vote “FOR” or “AGAINST” other item(s).

Q:  What does it mean if I receive more than one proxy card?

A:  If you hold your shares in multiple registrations, or in both registered and street name, you will receive a proxy card for each account. Please mark, sign, date, and return each proxy card you receive. If you choose to vote by telephone or Internet, please vote each proxy card you receive.

Q:  Will my shares be voted if I do not sign and return my proxy card?

A:  No.

Q:  What happens if I sign, date and return my proxy card or voting instruction form without indicating how I want to vote?

A:  Your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:  Will my shares be voted if I do not sign and return my voting instruction form?

A:  They could be. If your shares are held in street name and you do not instruct your broker, bank, or other holder of record how to vote your shares, your broker, bank, or other holder of record may either use its discretion to vote your shares on “routine matters” (such as ratification of auditors) or leave your shares unvoted. The New York Stock Exchange (“NYSE”) has determined that the election of directors and shareholder proposals are not routine matters. For any “non-routine matters” being considered at the Meeting, your broker, bank, or other holder of record will not be able to vote on such matters unless you give them your instructions. Therefore, if you do not sign and return your voting instruction form, you will not be casting a vote in the election of our directors or regarding the shareholder proposal. As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:  Can I change my vote?

A:  Yes. You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy card or voting instruction form with a later date, by casting a new vote via the Internet or telephone, by notifying the Company’s Corporate Secretary in writing, or by voting in person at the Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

Q:  What is a quorum?

A:  A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the Meeting, either in person or by proxy, in order to transact business.

Q:  What will I likely be voting on?

A:  There are three proposals that are expected to be voted on at the Annual Meeting:

•	The election of 12 members of our Board of Directors;

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

•	The consideration of a shareholder proposal, regarding shareholder action by written consent.

As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:  What are the Board’s recommendations?

A:  The Board of Directors recommends a vote:

•	FOR the election of each of the directors nominated by the Company; and

•	FOR the ratification of the selection of our independent registered public accounting firm; and

•	AGAINST the shareholder proposal, if properly presented, regarding shareholder action by written consent.

Q:  How many votes are needed to approve each item?

A:  Election of Directors.  Pursuant to Article 5, Section V of the Company’s Third Amended and Restated Articles of Incorporation, in any election of directors in which the number of nominees equals the number of directors to be elected, such as this election, a nominee must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director.

In an uncontested election, an incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decision of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

Ratification of Independent Registered Public Accounting Firm Selection.  The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Shareholder Proposal.  The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Q:  Who will tabulate the votes?

A:  A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes and act as inspector of election.

Votes cast by proxy (including Internet and telephone votes) or in person at the Annual Meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, including those voted via the Internet and telephone, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned signed but not marked will be voted FOR each of the Director nominees, FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and AGAINST the shareholder proposal. In addition, if any other matter may come before the Meeting, the proxy will be voted as the proxy holder deems desirable.

Q:  How will shares in the Company’s employee benefit plans be voted?

A:  If you are a participant in the Company’s employee benefit plans, this Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that you are entitled to vote will be voted by the plan trustees pursuant to your instructions.

Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares. You must instruct the plan trustees to vote your shares by utilizing one of the voting methods described above.

Q:  Who are the proxy solicitors and what are the solicitation expenses?

A:  We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of proxies by mail, e-mail, telephone, facsimile, or personal meetings. We estimate the fees of MacKenzie Partners, Inc. to be $30,000 plus expenses, which will be paid by the Company. Our officers, directors, and employees may also assist us with solicitation efforts; they will not receive any extra compensation for these activities.

Q:  Can I elect to receive the Proxy Statement and Annual Report electronically?

A:  Yes. If you vote via the Internet in accordance with the instructions on your proxy card, you may elect to receive future Proxy Statements and proxy cards, and annual reports, including the report on Form 10-K, via the Internet instead of receiving paper copies in the mail. You may also elect to receive your proxy materials electronically at any time by contacting the transfer agent or your broker.

Q:  How do I obtain a copy of the Company’s materials related to corporate governance?

A:  The Company’s Corporate Governance Principles, charters of each standing Board committee, Global Code of Conduct, Global Operating Principles, Supplier Guiding Principles, Corporate Social Responsibility Report, and other materials related to our corporate governance can be found in the Corporate Governance section of the Company’s website at www.heinz.com. In addition, this information is available in print free of charge to any shareholder who requests it by contacting the Corporate Secretary at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

Q:  What is a broker non-vote and how does the new NYSE rule affect my vote this year?

A:  Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as ratification of the selection of independent registered public accounting firms, but not on non-routine matters, such as election of directors and shareholder proposals. With regard to non-routine matters, if your shares are held in street name and you do not sign and return a voting instruction form, your broker, bank or other holder of record will not be able to vote your shares on non-routine matters.

New NYSE Rule.

Effective January 1, 2010, you must instruct your broker, bank, or other holder of record in order to have your shares voted in our director elections. Prior to January 1, 2010, in the absence of instructions from you, your broker, bank, or other holder of record was permitted to vote your shares in director elections. You should vote your shares by following the instructions provided on the voting instruction form.

Q:  How do abstentions and broker non-votes count for voting purposes?

A:  Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes count for quorum purposes but are not considered to be votes cast. An abstention or broker non-vote will, therefore, not affect the votes required to approve any of the proposals requiring approval by a majority of votes cast.

Q:  What is householding?

A:  Householding is a procedure that permits the Company to send a single set of its annual report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. A number of brokerage firms and Wells Fargo Shareowner Services, our transfer agent, have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker or the transfer agent. Please contact your broker or the transfer agent directly if you have questions, require additional copies of the proxy statement or annual report, or wish to opt out of householding or to receive multiple statements and reports. These options are available to you at any time. Upon written or oral request to the transfer agent, a separate copy of the proxy statement or annual report will be sent promptly to any shareholder of record to whom householding applies.

Q:  How do I nominate a director or bring other business before the Annual Meeting?

A:  The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors at, or to bring other business before, shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2011, your notice of the nomination must be received by the Company during the period beginning at 12:01 a.m., Eastern Time, on December 11, 2010, and ending at 11:59 p.m., Eastern Time, March 11, 2011. The notice must describe various matters regarding the nominee, including name, address, occupation, and shares held. To bring other matters before the 2011 Annual Meeting, notice of your proposal must also be received by the Company within the time limits described above and must meet Company By-Law requirements. In addition, to include a proposal in the Company’s Proxy Statement and proxy card for that meeting, your notice and proposal must also comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the Corporate Secretary.

Security Ownership of Certain Principal Shareholders

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

	Number of Shares
	of Common Stock	Percent of
Name and Address	Beneficially Owned	Common Stock

Capital World Investors(1) A Division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071-1406	25,861,700	8.2%

Blackrock, Inc.(2) 40 East 52nd Street New York, NY 10022	17,345,447	5.5%

(1)	Based on a report on Schedule 13G/A filed with the SEC on February 11, 2010, Capital World Investors, a division of Capital Research and Management Company, which acts as investment advisor to various investment companies through two divisions, Capital World Investors and Capital Research Global Investment, reported sole dispositive power and no voting power over 25,861,700 shares of Common Stock, and disclaimed beneficial ownership of such shares pursuant to Rule 13d-4.

(2)	Based on a report on Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. reported sole voting power and sole dispositive power over, and beneficial ownership of, 17,345,447 shares of Common Stock.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of April 30, 2010, by each director, director nominee, and executive officer named in the Summary Compensation Table, and all directors, director nominees, and executive officers as a group, being 22 in number. The individuals and others included in the group listed below do not own shares of the Company’s Preferred Stock.

	Shares of
	Common Stock	Percent of
Name	Owned(1)(2)(3)(4)(5)(6)(7)	Class(8)

Charles E. Bunch	19,500	—
Leonard S. Coleman, Jr.	22,600	—
John G. Drosdick	12,000	—
Edith E. Holiday	28,361	—
William R. Johnson	2,759,078	.9
Candace Kendle	26,184	—
Michael D. Milone	414,188	—
David C. Moran	299,726	—
C. Scott O’Hara	212,623	—
Dean R. O’Hare	22,700	—
Nelson Peltz	4,875,897	1.5
Dennis H. Reilley	12,000	—
Lynn C. Swann	10,000	—
Thomas J. Usher	46,136	—
Michael F. Weinstein	19,145	—
Arthur B. Winkleblack	551,667	—
All directors, director nominees, and executive officers as a group	10,193,591	3.2

(1)	Shares listed in this column include all shares beneficially owned by the named individuals and all directors, director nominees, and executive officers as a group, including shares in which they have a present beneficial economic interest, and shares allocated to their accounts under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 99,752; A.B. Winkleblack, 4,913; D.C. Moran, 1,020; C.S. O’Hara, 616; and M.D. Milone, 10,005; and all directors, director nominees, and executive officers as a group, 153,823). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed for Messrs. Drosdick, Reilley, Usher and Weinstein, and Ms. Holiday include deferred units under the Non-Employee Director Deferred Compensation Plan (J.G. Drosdick, 12,000; D.H. Reilley, 12,000; T.J. Usher, 41,723; M.F. Weinstein 16,145, and E.E. Holiday, 22,761).

(3)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2010 (W.R. Johnson, 1,780,004; A.B. Winkleblack, 428,145; D.C. Moran, 150,051; C.S. O’Hara, 106,312; and M.D. Milone, 313,081; and all directors, director nominees, and executive officers as a group, 3,427,539).

(4)	Shares listed for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone include restricted stock units that have vested and have been deferred (W.R. Johnson, 292,140; A.B. Winkleblack, 57,226; D.C. Moran, 22,888; C.S. O’Hara, 19,149; and M.D. Milone, 53,797 and for all executive officers as a group, 540,567). Shares listed for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone also include restricted stock units which vest within 60 days of April 30, 2010 (W.R. Johnson, 0; A.B. Winkleblack, 50,000; D.C. Moran, 75,000; C.S. O’Hara, 75,000; and M.D. Milone, 0) and for all directors, director nominees, and executive officers as a group, 200,000).

(5)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(6)	Shares listed for Mr. Peltz include (i) 12,000 shares held directly by Mr. Peltz, and (ii) 4,863,897 shares owned by funds and accounts managed by Trian Fund Management, L.P., of which Mr. Peltz is a founding partner and Chief Executive Officer.

(7)	Shares listed for Mr. Milone include 14,550 shares held by Mr. Milone’s spouse and two sons.

(8)	Except as noted, percentages of less than one percent are omitted.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure, and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of the Board and Management

The Company’s business is conducted by its employees, managers, and officers under the direction of the chief executive officer (“CEO”) and the oversight of the Board. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively conduct Board matters.

As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives, and prospects, as well as issues and risks facing the Company. The opinions of the independent non-Management Development and Compensation Committee Board members are solicited with respect to the selection, evaluation, and determination of compensation and succession planning for the CEO and executive officers. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, compliance with laws and ethical standards, and relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates for approval by shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted director nominee selection criteria, which are set forth in the section entitled “Director Qualifications”. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Corporate Governance Committee uses the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Corporate Secretary of the Company.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board. Since Fiscal Year 2006, the size of the Board has been established as 12 Board members.

Board Leadership

The Board executes its oversight function in a strong and independent manner, evidenced by the fact that the Audit, Management Development and Compensation, Corporate Governance,

and Corporate Social Responsibility Committees are each comprised entirely of independent directors.

The Board has designated the Chairman of the Corporate Governance Committee, Thomas J. Usher, who has a deep and varied experience with publicly-traded companies in the capacities of CEO, chairman, and director, as the Presiding Director. In that role, Mr. Usher presides over all executive sessions of the non-management directors and acts as principal liaison between the Chairman of the Board and the non-management directors. With the rest of the Corporate Governance Committee, the Presiding Director interviews Board candidates, recommends membership of Board committees to the Board, and makes recommendations about retention of consultants to the Board. The Presiding Director also serves as the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

The CEO and senior executive officers are selected by the Board based upon recommendations from the Management Development and Compensation Committee. The Board determines whether the role of Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time. William R. Johnson has served as our Chairman of the Board and CEO since 2000. Based on its most recent review of the Company’s Board leadership structure and continued strong performance of the business, the Board has determined that this structure is optimal for the Company because it provides our Company with strong and consistent leadership and leverages Mr. Johnson’s extensive knowledge of our global business, the food industry, and competitive environment with the strategic oversight role of the Board. It is also important that the Company be represented to our employees, shareholders, customers, suppliers, and other stakeholders with one voice, and a combined Chairman and CEO position provides such clarity and consistency. Given the current challenging regulatory and market environment, coupled with the need to execute our ongoing strategic plans, the Board believes that having one person serving as both the Chairman and CEO provides clear, decisive, and effective leadership.

A number of Board and committee processes and procedures, including regular executive sessions of non-management directors, annual Board and committee self-evaluations, and annual evaluations of our Chairman and Chief Executive Officer’s performance, serve as regular checks as to the efficacy of this arrangement.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Global Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO, or a member of the Office of the Chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Global Code of Conduct is available at www.heinz.com.

Stock Ownership

In order to align the interests of directors with shareholders, non-management directors are required to own 10,000 shares of Company stock within five years of a director’s election to the Board.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who was serving on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Chairman of the Board and the Corporate Governance Committee. The Chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation, or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the disadvantage of causing the loss of the contribution of directors who over time have developed increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee periodically reviews director contributions to the Board and the Board has a mandatory retirement age (as described above).

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Corporate Social Responsibility, and Executive. The membership of the first four committees is required to consist entirely of independent directors, based on the NYSE’s requirements and the Company’s Director Independence Standards. The Executive Committee is comprised of the Chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee, and the Board, and are published on the Company’s website at www.heinz.com and are available in print to any shareholder upon request.

Assignment, Rotation and Removal of Committee Members

Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications, and public service. The need for continuity, subject matter expertise, and tenure, and the desires of the individual Board members are also considered. Consideration is given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed by a majority vote of the independent directors of the full Board.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the Chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held at least six times per year and typically extend over two days. Once a year the Board attends a strategic planning session that normally extends over three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The Chairman of the Board, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The non-management directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the Presiding Director and chairs the executive sessions for non-management directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed well in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession, and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus, and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation based upon benchmarking information of peer group companies. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee is guided by the following considerations: compensation should fairly pay directors for work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the employees of the Company, and Board committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board periodically visit Company facilities.

Approval of Strategic and Financial Objectives

The overall strategy of the Company is reviewed periodically at Board meetings. In addition, the Board conducts a multi-day annual planning session at which the Company strategy is assessed in detail.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-management issues, governance policies, and Global Code of Conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals. Shareholders and other interested parties may contact the Presiding Director or non-management directors via the Corporate Secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230, or via facsimile at (412) 456-7868.

Shareholder Rights Plan Policy

The Board adopted a policy under which it will seek shareholder approval within one year in the event the Board adopts a shareholder rights plan, commonly known as a “poison pill.” The Company does not currently have a shareholder rights plan in place.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles and all Board committee charters are available on the Company’s website at www.heinz.com and are also available in print to any shareholder upon request. The Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.

Director Independence Standards

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards (the “Standards”) with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards set forth categories of relationships that will not be considered material relationships that would impair a director’s independence.

The Standards prohibit the Audit Committee members from receiving compensation from the Company, other than as a director or under a retirement plan, and from being an affiliated person, as defined by the SEC. The Standards also prohibit Management Development and Compensation Committee members from serving if they have ever been a Company officer or a former employee of Heinz who receives compensation for prior services, or if they have any direct or indirect material interest in a transaction that must be disclosed under SEC Regulation S-K Item 404(a).

The Board has determined that every director, with the exception of Mr. Johnson, is independent under the Standards, as applicable.

The full text of the Standards is attached as Appendix A to this Proxy Statement. The Standards are also posted on the Company’s website at www.heinz.com.

Policies on Business Ethics and Conduct

All Company employees and directors, including the CEO, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s long-standing Global

Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Global Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Global Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, including a toll-free ethics and compliance hotline.

The full text of the Global Code of Conduct is published on the Company’s website at www.heinz.com, and is available in print to any shareholder upon request.

Related Person Transactions

The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, directors, nominees to the Board of Directors, and more than five percent shareholders of the Company, and any immediate family member of such a person. Under the Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Mr. Peltz, a director of the Company, is the Non-executive Chairman and a significant stockholder of Wendy’s/Arby’s Group, Inc., the parent company of Wendy’s International, Inc. (“Wendy’s”). In Fiscal Year 2010, Wendy’s company-owned restaurants purchased approximately $16.8 million of our products through several distributors at prices determined pursuant to a supplier agreement. Mr. Peltz had no involvement in the negotiations of the supplier agreement.

Board of Directors and Committees of the Board

Fiscal Year 2010 Meetings

Management
		Development and			Corporate	Corporate Social
Name	Board	Compensation	Audit		Governance	Responsibility	Executive
William R. Johnson	*						*

Charles E. Bunch	X	*	X				X

Leonard S. Coleman, Jr.	X				X	*	X

John G. Drosdick	X		X			X

Edith E. Holiday	X	X				X

Candace Kendle	X		X		X

Dean R. O’Hare	X	X	*			X	X

Nelson Peltz	X				X	X

Dennis H. Reilley	X	X	X	(1)	X

Lynn C. Swann	X				X	X

Thomas J. Usher	X	X			*	X	X

Michael F. Weinstein	X	X	X

Number of Meetings in Fiscal Year 2010	8	5	9		5	3	0

X Member
* Chairperson
(1) Mr. Reilley is no longer a member of the Audit Committee as of May 12, 2010 due to anticipated scheduling conflicts.

Committee Duties and Responsibilities

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and the election of executive officers who report directly to the CEO.
•	Develops and oversees the processes to set objectives, evaluate performance, and determine compensation and overall compensation policy for the CEO and the executive officers. The Committee formally solicits the opinions of non-Committee Board members.
•	Reviews annually the succession plan of the CEO and other executive officers as part of a talent review in which all Board members participate.
•	Makes recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans.
•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
•	Evaluates the Committee’s performance annually.
Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and management’s policies and guidelines for the assessment and management of risk and oversees the Company’s compliance with laws and regulations relating to financial reporting and internal control over financial reporting.

•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Oversees the independence of the independent registered public accounting firm and the qualifications and performance of both the independent registered public accounting firm and the internal auditors.
•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
•	Oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Chair of the Audit Committee.
•	Appoints, retains, and reviews the performance of the independent registered public accounting firm.
•	Evaluates the Committee’s performance annually.
Corporate Governance Committee

•	Monitors compliance with the Company’s Global Code of Conduct and all applicable laws and regulations, other than those items under the oversight of the Audit Committee.
•	Notifies the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts.
•	Annually reviews the Company’s Corporate Governance Principles and recommends changes to these Principles.
•	Reviews related person transactions and approves, ratifies, revises, or rejects such transactions in accordance with the Related Person Transaction Policy.
•	Identifies qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.
•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, and reviews the independence of current directors and nominees.
•	Recommends to the Board whether to accept or reject any resignation tendered by a Board member who received a greater number of votes “against” such Board member than “for” such Board member in an uncontested election of directors.
•	Recommends to the Board candidates for appointment to or removal from Board committees and considers rotating members or chairs of various Board committees.
•	Provides orientation for new directors and continuing education for all directors.
•	Assesses the reporting channels through which the Board receives information and the quality and timeliness of information received on a periodic basis.
•	Makes recommendations to the Board concerning changes in non-employee director compensation.
•	Periodically reviews all Committee charters and recommends changes for Board approval.
•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.
•	Assesses the Board’s performance and the Committee’s performance on an annual basis.
Corporate Social Responsibility Committee

•	Monitors issues and practices relating to the Company’s global social accountability, Global Operating Principles, Supplier Guiding Principles, and human rights matters, and oversees publication of the Company’s Corporate Social Responsibility Report.

•	Reviews employment issues, equal employment opportunity matters, diversity initiatives, environmental matters, and workplace health and safety.
•	Reviews issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.
•	Reviews significant lawsuits, investigations by governmental entities, and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities, or reputation.
•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.
•	Oversees the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.
•	Oversees the H. J. Heinz Company Political Action Committee and any political and lobbying activity of the Company and its affiliates.
•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.
•	Evaluates the Committee’s performance annually.
Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.
•	May exercise all powers of the Board except as limited by resolutions of the Board or by law; however, it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended more than 75% of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2009 Annual Meeting, all members of the Board were present.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including reputation, strategic, financial, economic, political, legal, regulatory, supply chain, product quality, talent management and information technology. The identification, understanding, and management of risk are critical for the successful management of the Company. Risk consideration is an integral component of our operational decision-making and annual planning processes (i.e., Strategic Operating Plan, People and Organization Plan and Annual Operating Plan) and is also embedded into our strong internal control environment. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve the Company’s strategic business objectives. The Board of Directors recognizes it is charged with risk oversight, and since 2004 has supported the Company risk management function, including through the establishment of our Office of Risk Management in 2006 to assist with its risk oversight duties. The Office of Risk Management includes Enterprise Reputation and Risk Management (ER2M), Product Quality and Safety and Operational Risk Management functions. The ER2M function facilitates the common and regular, global, cross-functional approach to identify, prioritize, measure, and manage key business risks. It provides consistent risk considerations and mitigation solutions globally across our functional areas and business units.

Company management is responsible for the day-to-day risk and mitigation efforts. The ER2M process engages our key business leaders and functional heads via surveys, interviews, and regular risk reporting to develop and maintain global risk information. The Office of Risk Management monitors, evaluates, and recommends policies and processes to handle key aspects of risk and to assess the adequacy of risk remediation plans. The Office of Risk Management reporting structure requires ongoing risk input from key business functions, including the Quality Assurance, Health and Safety, and Environmental and Sustainability areas.

Under the Company’s risk management framework, the Company maintains a Risk Council consisting of World Headquarters global functional leaders, including strategy, financial control, legal, corporate governance, ethics and compliance, information services, human resources, product quality and safety, operational risk management, supply chain, communications, and corporate audit. The Office of Risk Management reviews its findings, recommendations and status of key risks with the Risk Council. The Office of Risk Management also routinely provides key risk status updates to the Office of the Chairman, which is the most senior policy-making executive management group in the Company led by the Chairman and CEO, and a representative participates in the Disclosure Committee meetings.

While risk oversight is a full Board responsibility, the task of monitoring the ER2M process has been delegated to the Audit Committee of the Board of Directors. The Executive Vice President of Enterprise Risk Management, who is a member of the Office of the Chairman, and the Director ER2M present a comprehensive review of the Company’s corporate risk assessment and actions to the Audit Committee twice a year and to the full Board annually. The assessment discussions focus on the key risks identified and actions taken. Oversight responsibility for each risk type is allocated among the full Board and its committees. Each committee receives updates from the Company’s accountable executives. Company management reviews key risks with each committee at least annually, and throughout the year on an as needed basis. This integrated and ongoing process facilitates the Board’s oversight of the Company’s risks.

The full Board of Directors oversees key commercial and strategy-related risks including marketing and sales, research and development, and supply chain. Also, each committee plays a significant role in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to management policies and guidelines, financial reporting and control, information services, business continuity, and physical asset conservation.
•	The Corporate Governance Committee oversees risks related to corporate governance, ethics, and compliance.
•	The Management Development and Compensation Committee oversees risks related to human resources and compensation.
•	The Corporate Social Responsibility Committee oversees risks related to communications, product quality, nutrition, health and safety, environmental and sustainability, security, crisis and reputation management, workforce diversity, charitable activities and legal claims.

Finally, with regard to compensation risk, Company management has surveyed the design of all of its incentive compensation policies and programs and reviewed the results with the Management Development and Compensation Committee. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Our programs are intended to encourage and reward prudent business judgment and appropriate risk-taking over the long term, coupled with one or more specific features to mitigate risk, including:

•	Multiple performance factors that encourage participants to focus on the overall health of their business rather than a single financial measure;
•	Caps on the maximum award payable to any individual;

•	Management processes to oversee risk associated with each of our incentive programs; and
•	Target awards for non-executives typically at or below 40% of salary.

In addition, the MDCC’s compensation consultant conducted a review and has advised the MDCC that the Company’s Fiscal Year 2011 executive compensation programs have a reasonable balance between risk and reward. The Company’s executive compensation programs include the following specific features to mitigate risk:

•	Balanced performance metrics;
•	Balance between annual and long-term opportunities;
•	Balance within the long-term program design through use of multi-year vesting and multi-vehicle features; and
•	Stock ownership guidelines.

Report of the Audit Committee

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal control over financial reporting. The Audit Committee retains the Company’s independent registered public accounting firm and oversees their independence and oversees the qualifications and effectiveness of the independent registered public accounting firm. In addition, the Audit Committee oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Chair of the Audit Committee. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 308), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence from the Company, has discussed with the independent registered public accounting firm the auditors’ independence, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and independent registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s financial statements and internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2010 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 28, 2010, for filing with the

Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “audit committee financial expert” as defined in the SEC’s rules. Consistent with the Audit Committee Charter, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.

Upon the Audit Committee’s recommendation, the Board has adopted a revised Audit Committee Charter, which is attached to this proxy statement as Appendix B.

Dean R. O’Hare, Chair	Candace Kendle
Charles E. Bunch	Michael F. Weinstein
John G. Drosdick

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the independent registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP provided various audit-related and tax services during Fiscal Year 2010. The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years (in thousands):

	Fiscal Year	Fiscal Year
	2009	2010

Audit Fees	$7,145	$7,114
Audit-Related Fees	517	1,931
Tax Fees
Tax Compliance	484	278
Other Tax Services	2,681	607
All Other Fees	0	0
Total Fees	$10,827	$9,930

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal control over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of consents, reviews of the Company’s quarterly consolidated financial statements, and assistance with the review of documents filed with the SEC.

Audit-related fees relate primarily to audits of employee benefit plans, agreed upon procedures, and other attestation services. These fees increased by approximately $1.4 million in Fiscal Year 2010 due to (1) services provided related to acquisition and divestiture activities and (2) services provided related to the implementation of new information systems. Tax compliance services consist of fees related to the preparation of tax returns. Other tax services consist of fees related to tax planning regarding domestic and international taxes.

The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s independent registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then notify the entire Audit Committee of the additional services and estimated fees at the next Audit Committee meeting.

Director Compensation Table (Fiscal Year 2010)

The following table sets forth the compensation paid to the non-employee directors of the Company in Fiscal Year 2010:

					Change in
					Pension Value
	Fees				And Nonqualified
	Earned			Non-Equity	Deferred
	Or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	($)(b)	($)(1)(c)	($)(d)	($)(e)	(2)(f)	($)(3)(4)(g)	($)(h)

Charles E. Bunch	100,000	117,090	—	—	—	—	217,090
Leonard S. Coleman	95,000	117,090	—	—	—	—	212,090
John G. Drosdick	85,000	117,090	—	—	—	—	202,090
Edith E. Holiday	85,000	117,090	—	—	—	—	202,090
Candace Kendle	85,000	117,090	—	—	—	—	202,090
Dean R. O’Hare	100,000	117,090	—	—	—	—	217,090
Nelson Peltz	85,000	117,090	—	—	—	—	202,090
Dennis H. Reilley	85,000	117,090	—	—	—	—	202,090
Lynn C. Swann	85,000	117,090	—	—	—	—	202,090
Thomas J. Usher—Presiding Director	95,000	117,090	—	—	—	—	212,090
Michael F. Weinstein	85,000	117,090	—	—	—	—	202,090

(1)	Represents the grant date fair value of 3,000 restricted stock units granted to each director on August 24, 2009, at a value of $39.03 per unit. As of April 30, 2010, the aggregate number of stock awards granted to each director who chose to defer the receipt of the award were as follows: Mr. Drosdick, 12,000; Ms. Holiday, 18,500; Mr. Reilley, 12,000; Mr. Usher, 18,500; and Mr. Weinstein, 9,000.

(2)	See narrative below for description of non-employee director pension. Ms. Holiday is the only currently serving director who is eligible to receive this benefit upon retirement from the Board.

(3)	See narrative below for description of the director charitable award program. Ms. Holiday is the only currently serving director who is eligible to participate in this program. The Company made no payments related to this program to or on behalf of Ms. Holiday in FY10.

(4)	See narrative below for travel policy and use of corporate aircraft, including personal use, if any.

Since June 1, 2007, non-employee directors receive the following annual compensation:

•	$85,000 in cash and 3,000 restricted stock units payable in Common Stock;
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees;
•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.

Beginning in Fiscal Year 2011, non-employee directors will receive an annual grant of 3,250 restricted stock units. Annual restricted stock unit grants are restricted for six months, during which time directors receive cash dividend equivalents at the same rate as paid on the Company’s Common Stock. Non-employee directors may defer some or all of their cash into either a Heinz common stock fund or a cash account and may defer equity compensation into a

Heinz common stock fund. Amounts deferred into Heinz stock units are credited with additional stock units equal to the dollar amount of dividends paid from time to time. Sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as specified by the director, at a date elected by the non-employee directors at the time of the deferral. Currently, five directors have elected to defer some or all of their compensation.

Directors are reimbursed for travel to Board of Directors meetings for their actual out-of-pocket travel cost, up to the cost of a first-class, commercial airline ticket. The Company may, at its discretion, provide transportation via Company-operated aircraft or third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while traveling to or from Board of Directors meetings or while conducting business on behalf of the Company. To the extent a director or a director’s spouse uses the Company aircraft for personal travel, the director will receive imputed income for such use at the Standard Industry Fare Level established by the Internal Revenue Service, and the aggregate incremental cost of such use, if any, will be included in the “All Other Compensation” column in the table above.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving at that time. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

Director Qualifications

Our Corporate Governance Principles require our directors to possess the experience and skills necessary to oversee the management of the Company and to serve the long-term interests of all shareholders and the best interests of the Company. In addition, the Board seeks candidates who recognize the interests of the Company’s employees, customers, suppliers, consumers, creditors, communities in which the Company operates, and other constituencies. This requires skilled individuals with varying characteristics and experiences. The Board has established general qualification requirements for service on the Board that are applicable to all directors. In addition, the Board believes that there are other specific qualities, attributes, and experiences that should be represented on the Board, but not necessarily by each director.

General Qualifications for All Directors

Under our Corporate Governance Principles, nominees for director are selected on the basis of their business and professional experiences and qualifications, public service, and diversity of background, taking into account the skills and attributes of the continuing members of the Board. We endeavor to have a Board representing diverse experience and a proven track record of success in each director’s business, profession, and other fields, and in areas that are germane to the Company’s global activities. As part of the nomination process, the Corporate Governance Committee evaluates diversity in a broad sense, seeking individuals who demonstrate leadership skills and who represent a wide scope of shareholder interests by identifying candidates from diverse businesses, professions, and other fields and who have diverse viewpoints and ethnic and cultural backgrounds.

In addition, the Corporate Governance Committee will require for nomination as a director (whether nominated by the Corporate Governance Committee or by one or more of our shareholders) persons who:

•	possess the highest personal and professional ethics, integrity, and values;
•	are committed to representing the long-term interests of all shareholders;
•	are available to devote sufficient time to the Board and the needs of the Company;
•	have demonstrated leadership in multinational companies or government, finance or accounting, higher education, or other fields, or who are able to provide the Company with relevant expertise, industry knowledge, or marketing acumen;
•	have an inquisitive and objective perspective and mature judgment; and
•	represent all shareholders rather than special interest groups or any group of shareholders.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings as well as participation in, and contribution to, the activities of the Board.

The Corporate Governance Committee, as well as the Board, believes that its current Board members meet these criteria with a diversity and depth of experience that enable them to effectively oversee management of the Company. The following description of each nominee set forth below includes biographical information, on a director-by-director basis, which highlights some of the specific experience and background of each nominee that led the Board to conclude that each director is qualified to serve on the Board. The Corporate Governance Committee and the Board took this information into account in concluding that each nominee is qualified to serve as one of the Company’s directors. In addition to the qualifications evidenced by the biographical information set forth below, the Corporate Governance Committee and the Board determined that each of the nominees possesses certain intangible attributes and skills, which also led to the conclusion that each nominee meets the criteria set forth in our Corporate Governance Principles and is qualified to serve as a director.

Specific Qualifications to be Represented on the Board as a Whole

The Board believes that a diversity of background, perspectives, and experience is beneficial to the execution of its oversight function, and has identified certain key attributes to be represented on the Board. The Company’s business is global in scope and, as a result, the Board believes that international experience in global publicly-traded businesses and specific knowledge of certain geographical areas is important for effective and growth-driven leadership and should be represented on the Board.

The Company’s business involves sophisticated financial transactions involving many countries and different currencies, and a strong financial background is considered essential and should be represented on the Board. Marketing is a key factor to success in a consumer-driven industry and a major part of the Company’s business, so the Board seeks individuals with strong sales, advertising, marketing, and media experience. The Company must comply with numerous regulatory requirements in the United States and across the globe and interact with various governmental agencies. Therefore, the Board believes that governmental, regulatory, and political acumen should be represented on the Board. Because the Company manufactures an extensive line of food products and uses a wide variety of raw materials, the Board believes that knowledge of the Company’s business and operations and the food industry should also be represented, and also seeks members with leadership experience as a CEO of a large, publicly-traded company. Finally, the Company is committed to sustainability and health and wellness, and therefore looks for experience in risk management and corporate social responsibility in prospective Board members.

Matters to Be Acted Upon

1.	Election of Directors
(Item 1 on proxy card)

You will have the opportunity to elect our entire Board of Directors, currently consisting of 12 members, at the Annual Meeting. Each of our directors is elected annually and serves until the next Annual Meeting of Shareholders or until a successor is elected or qualified.

The Board of Directors has nominated the 12 people listed below for election as directors at the Annual Meeting. If any of the nominees becomes unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors. Information relating to each nominee, including his or her period of service as a director of the Company, principal occupation, specific experience, other biographical material, and qualifications is described below.

The 12 nominees must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director. An incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decision of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

WILLIAM R. JOHNSON                                                                  Director since 1993
Age 61
Chairman, President and Chief Executive Officer of Heinz (2000-present); also serves as a director of Emerson Electric Company and United Parcel Service, Inc.

Since joining Heinz in 1982, Mr. Johnson has held a number of leadership positions, including President and Chief Operating Officer, Senior Vice President, General Manager—New Businesses, and Vice President—Marketing for Ketchup, Foodservice, and Sauces. During his tenure, Mr. Johnson has also managed diverse international businesses in the Asia/Pacific area, including Australia, New Zealand, China, Thailand, and South Korea. In 2006, he received the inaugural Global Visionary Award from Helen Keller International for Heinz’s micronutrient campaign, which is designed to combat iron deficiency anemia. He also received the Marco Polo Award, considered to be the highest honor bestowed by the Chinese government on foreign business leaders, for Heinz’s support of the development of the Chinese food industry. Mr. Johnson is a director of Grocery Manufacturers of America.

In addition to his leadership skills as Chief Executive Officer, Mr. Johnson brings to the Board a unique and well-developed understanding of our industry and the opportunities within the industry to drive shareholder value. With over 30 years of experience, Mr. Johnson has a deep understanding of all aspects of Heinz’s global business. He contributes to the Board his strategic vision for growth, business strategy and strategic planning skills, global business skills, marketing acumen, and a consumer focus. In addition, Mr. Johnson’s experience on other publicly-traded company boards and exposure to different industries provide the Board with insights regarding governance, finance, compensation, and other key matters.

CHARLES E. BUNCH                                                                  Director since 2003
Age 61
Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Executive Officer of PPG Industries, Inc. (2005); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); also serves as a director of The PNC Financial Services Group, Inc.

Mr. Bunch has a 30-year history with PPG Industries, Inc., holding positions in finance and planning, marketing, and general management in the United States and Europe, including Executive Vice President-Coatings Sector, Senior Vice President of Planning, Corporate Services, and M&A, General Manager-Architectural Coatings, Vice President of Architectural Coatings, and Vice President of Strategic Planning and Corporate Services. During his tenure, PPG Industries, Inc. has become a leading coatings and specialty products company. He is a former Chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the National Paint and Coatings Association.

Mr. Bunch has experience as the Chairman and Chief Executive Officer of a public multinational company. Due to his service as a director in a highly-regulated industry and his management and finance experience, particularly his experience as former Chairman of the Federal Reserve Bank of Cleveland, he has an understanding of financial and other complex subjects. He has international business experience with global issues facing a large multinational, publicly-held company. In addition, Mr. Bunch has a strong background in management development and compensation.

LEONARD S. COLEMAN, JR.                                                                  Director since 1998
Age 61
Director of Omnicom Group Inc., Avis Budget Group, Inc., Electronic Arts Inc., and Churchill Downs Incorporated

Mr. Coleman served as the President of the National League of Professional Baseball Clubs from 1994 to 1999. He signed on as Executive Director of Market Development of Major League Baseball in 1992. Before his time with Major League Baseball, Mr. Coleman was a municipal finance banker, and served as commissioner of both the New Jersey Department of Community Affairs and the Department of Energy and was Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He previously served as the Vice Chairman of the State of New Jersey Executive Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission, and New Jersey Public Television Commission. He also served as President of the Greater Newark Urban Coalition. In addition, Mr. Coleman spent four years in mission service providing management consultant services in health care, education, and community development in Africa.

Mr. Coleman has extensive public and private sector and business experience, including in the energy sector. He is a director of Aramark Corporation, which was a public company until 2007. His commitment to community service and development correlates well with his duties as Chairman of the Corporate Social Responsibility Committee of the Board. That committee oversees the H. J. Heinz Company Foundation and other charitable efforts, including Heinz’s Micronutrient Campaign designed to combat the widespread global health threat of iron deficiency anemia and vitamin and mineral malnutrition among infants and children in the developing world. Mr. Coleman’s hands-on approach to health care, education, and community development issues provides the Board with insight regarding important global health and wellness issues.

JOHN G. DROSDICK                                                                  Director since 2005
Age 67
Former Chairman, President, and Chief Executive Officer of Sunoco, Inc. (petroleum and petrochemical products) (2000-2008); former Chairman of Sunoco Partners, LLC (2001-2008), a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P.; also serves as a director of United States Steel Corporation

Prior to 2000, Mr. Drosdick held leadership positions with several large public companies. He began his career with Exxon Corporation in 1968, and later served as President of Tosco Corporation, President of Ultramar Corporation, and as President and Chief Operating Officer of Sunoco, Inc. He also previously served as a director of Lincoln National Corporation from 2000 to 2005, Hercules Incorporated from 1998 to 2002, Ultramar Corporation from 1990 to 1996, and Tosco Corporation from 1986 to 1990. Mr. Drosdick is a Trustee and Vice Chairman of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts and served as Chairman of the University of Villanova Board of Trustees from 2002 to 2008.

Through his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick brings to the Board broad leadership experience managing complex issues facing large public companies. He also has extensive business knowledge, including insights into energy supply and retail operations drawn from his Sunoco experience, as well as a diverse set of governance perspectives due to his service on public company boards.

EDITH E. HOLIDAY                                                                  Director since 1994
Age 58
Attorney; served as Operating Trustee for TWE Holdings I and II Trusts (2002-2007) and as President, Secretary and Treasurer of Comcast TW Holdings, Inc. (manage and dispose of property for the benefit of Comcast Corporation) (2006-2007); also serves as a director of Hess Corporation, RTI International Metals, Inc., Canadian National Railway Company, and White Mountains Insurance Group, Ltd., and a director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Ms. Holiday was Assistant to President George H.W. Bush and Secretary of the Cabinet from 1990 to 1993 during which she served as the primary White House liaison between President Bush’s Cabinet and all federal agencies. Prior to 1990, she was appointed by President Bush and confirmed by the United States Senate as General Counsel of the United States Department of the Treasury. During the Reagan administration, Ms. Holiday was appointed by President Ronald Reagan and confirmed by the United States Senate as Counselor to the Secretary and Assistant Secretary to the President for Public Affairs and Public Liaison and served as Chief Spokesman for the Treasury Department. She also served as Executive Director of the President’s Commission on Executive, Legislative, and Judicial Salaries.

Ms. Holiday has legal, governmental, political, and public policy experience, including with the passage and implementation of legislation, as well as compliance with resultant regulations which could impact the food industry in particular and large public companies in general. In addition, Ms. Holiday has experience in corporate governance through her service as a director of other public companies.

CANDACE KENDLE                                                                  Director since 1998
Age 63
Chairman and Chief Executive Officer of Kendle International Inc. (contract research organization) (1981-present)

Dr. Kendle is a recognized leader in the clinical research organization (CRO) industry. She is a founding member and past Chairman of the Association of Clinical Research Organizations, which fosters continued advancement of medical product development and introduction. Kendle International Inc. was named “Top CRO to Work With” in the Thomson CenterWatch 2007 Survey of U.S. Investigative Sites and “Best Contract Research Organization” two times by an independent panel for Scrip World Pharmaceutical News. Dr. Kendle is a board member of the Committee of 200, an organization of preeminent women entrepreneurs and corporate leaders and currently serves as a Mentor for the Fortune-U.S. State Department Global Women Leaders Mentoring Partnership. She has received numerous civic, financial, and pharmaceutical industry leadership awards. During Dr. Kendle’s tenure, Kendle International Inc. has completed 15 strategic acquisitions valued at more than $350 million in response to changing customer and market needs.

Dr. Kendle has leadership skills from her role as the Chairman and Chief Executive Officer of a public corporation, as well as insight and experience in executing strategic acquisitions, expansions into new markets, and product development. In addition, Dr. Kendle’s civic dedication, entrepreneurial skills, and diverse perspective make her well suited to serve on our Board.

DEAN R. O’HARE                                                                  Director since 2000
Age 68
Retired Chairman and CEO of The Chubb Corporation (1986-2002), also serves as a director of AGL Resources, Inc. and Fluor Corporation

Mr. O’Hare originally joined The Chubb Corporation in 1963 as an underwriting trainee and later went on to hold several managerial and leadership positions with the company, including Chairman and Chief Executive Officer and Chief Financial Officer. Mr. O’Hare is Chairman Emeritus of the United States Council for International Business and previously served as a member of the President’s Foreign Trade Advisory Committee. He is a former Chairman and Director of the U.S.-India Business Council. Mr. O’Hare is Chairman of the board of directors of Seapass Solutions Inc. (web-based hub that allows insurance carriers, agents, brokers, banks, and wholesalers to transmit and receive data) and a director of DFA Capital Management, Inc. He is Co-Chairman of the Hospital of Special Surgeries in New York and a member of the Board of Trustees of the University College of Dublin.

As the former chief executive officer and chief financial officer of a Fortune 500 company with over thirty years of experience, Mr. O’Hare has large public company leadership skills and international business, corporate governance, and risk management experience. Mr. O’Hare also provides the Board with strong financial and accounting skills. As our audit committee financial expert, he chairs our Audit Committee and also serves on the audit committees of two other public companies, AGL Resources, Inc. and Fluor Corporation.

NELSON PELTZ                                                                  Director since 2006
Age 68
Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (management company for various investment funds and accounts) (2005-present); Non-executive Chairman of Wendy’s/Arby’s Group, Inc. (restaurants) (2007-present); Chairman and Chief Executive Officer of Triarc Companies, Inc. (1993-2007); also serves as a director of Legg Mason, Inc.

Mr. Peltz has a long history of improving operational performance and increasing the value of successful businesses, most recently through Trian Fund Management, L.P. Mr. Peltz served as Chairman and Chief Executive Officer of Triangle Industries, Inc. from 1983 to 1988 and he previously served as a director of Trian Acquisition I Corp., Deerfield Capital Corp., and Encore Capital Group, Inc.

Mr. Peltz has extensive experience in investing in and building companies, and provides the Board with an investor’s perspective. In addition, Mr. Peltz has served as the Chairman and Chief Executive Officer of public companies for more than 20 years. Mr. Peltz has ownership and operating experience in the food and beverage industries, a commitment to strategic growth, dedication to improving shareholder value, and a consumer mindset.

DENNIS H. REILLEY                                                                  Director since 2005
Age 57
Former Chairman of Covidien Ltd. (healthcare products) (2007-2008); Chairman, President and Chief Executive Officer of Praxair (industrial gases) (2000-2007); also serves as a director of Covidien Ltd., Marathon Oil Company, and The Dow Chemical Company

Prior to joining Praxair in 2000, Mr. Reilley held several leadership positions with E.I. DuPont de Nemours & Co. and its subsidiary, Conoco, Inc., including Executive Vice President and Chief Operating Officer, Executive Vice President, Vice President, and Vice President and General Manager. During his tenure, he was specifically responsible for the titanium dioxide business, the specialty chemicals business, and the Lycra business. Mr. Reilley currently serves on two corporate governance and two compensation committees of publicly-traded company boards.

Mr. Reilley’s service as Chairman, President, and Chief Executive Officer of Praxair, a large public company, and additional executive experience running global oil, petrochemical, and chemical businesses, provides the Board with leadership skills and a broad international perspective. He possesses a strong background in strategy, finance, corporate governance, regulatory and governmental affairs, and human resources.

LYNN C. SWANN                                                                  Director since 2003
Age 58
President of Swann, Inc. (marketing and consulting) (1976-present); Managing Director of Diamond Edge Capital Partners, LLC (financial advisory and brokerage services) (2008-present); Chairman of President’s Council on Physical Fitness and Sports (2002-2005); football and sports broadcaster, ABC Sports (1976-2006); also serves as a director of Harrah’s Entertainment, Inc. and Transdel Pharmaceuticals, Inc.

Mr. Swann has been a world recognized sports and media broadcaster for over 20 years and is also licensed to solicit, purchase, and/or sell securities products. Mr. Swann has been the National Spokesman for Big Brothers Big Sisters of America for 30 years and he serves on its National Board of Directors. He also serves as a director of Hershey Entertainment and Resort Company and Empower Software Solutions.

Mr. Swann has media and public relations experience, consumer awareness skills, diverse business and political background, and management-level decision-making experience. His devotion to the community, including his involvement in Big Brothers Big Sisters, helps drive Heinz’s commitment to health and wellness and enhances his contributions as a member of the Corporate Social Responsibility Committee.

THOMAS J. USHER                                                                  Director since 2000
Age 67
Chairman of Marathon Oil Company (oil and natural gas) (2002-present); Retired Chairman of United States Steel Corporation (2004 until retirement in 2006); also serves as a director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.

During Mr. Usher’s tenures with United States Steel Corporation and USX Corporation, he held several leadership positions, including Chairman and Chief Executive Officer and Director of Corporate Strategic Planning. He also held a succession of senior management positions at U.S. Steel Mining Company, Inc. and was appointed President of the Steel Division in 1990. He joined the Corporate Policy Committee and was elected President of the U.S. Steel Group, Inc. and the USX Corporation board of directors in 1991. He is a former chairman and director of the U.S.-Korea Business Council and a member of the Business Council, an association of the Chief Executive Officers of the some of world’s most prestigious business enterprises. He is a member of the board of trustees of the University of Pittsburgh and a member of the board of directors of UPMC.

Mr. Usher has numerous leadership, governance, and corporate finance experiences and skills drawn from, among other experiences, his service as Chairman, Chief Executive Officer, and President of United States Steel Corporation. In addition, as a director in highly regulated service and manufacturing industries, he has an understanding of the complex issues relevant to overseeing a global public company, including those relating to manufacturing, strategy, regulation, compensation, and management development. Mr. Usher’s service as presiding director of another large public company contributes significantly to the Board’s deliberations and leadership structure.

MICHAEL F. WEINSTEIN                                                                  Director since 2006
Age 61
Chairman and co-founder of INOV8 Beverage Company LLC (marketer and developer of beverage products and concepts) (2005-present); also serves as a director of Dr Pepper Snapple Group, Inc.

Mr. Weinstein previously served as President and as a consultant of Liquid Logic Consulting, a private beverage consulting company he founded in 1994. He also served as President of Global Innovation and Business Development for Cadbury Schweppes plc. Mr. Weinstein began his career at Pepsi-Cola, where he held various sales and marketing positions. He later held executive positions at several soft drink and beverage companies, including A&W Brands and Snapple Beverage Group, where he was responsible for multiple beverage brands. He served as Chief Executive Officer of Snapple Beverage Group and of several of its subsidiaries, including Snapple Beverage Corp., Royal Crown Company, Inc., and Mistic Brands, Inc.

Mr. Weinstein has a strong background in sales, marketing, advertising, new product development, and international experience in the beverage industry. He also has a consumer-focused perspective on issues facing large companies in the consumer goods industry.

2. Ratification of the Selection of Independent Registered Public Accounting Firm
(Item 2 on proxy card)

PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 1979. The Audit Committee has recommended that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2011.

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal Year 2011.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and be available to make a statement or respond to questions.

Shareholder Proposal

Mr. Kenneth Steiner, 14 Stoner Avenue, #2M, Great Neck, NY 11021, who holds 1,062 shares of Company Common Stock, has notified the Company that he intends to present the following proposal at the Annual Meeting of Shareholders. Mr. Steiner has appointed Mr. John Chevedden, 2215 Nelson Avenue, #205, Redondo Beach, CA 90278, as his proxy to act on Mr. Steiner’s behalf regarding his proposal.

Adoption of the proposal will require the affirmative vote of a majority of the votes cast. SEC rules require that we reprint the proposal as it was submitted to us. The proposal as submitted is as follows:

3. Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” on executive pay—$24 million for our CEO William Johnson.

The high level of Mr. Johnson’s $7 million pension value increase to a total of $35 million seemed unnecessarily large, especially given Mr. Johnson’s approximately $44 million in total realized pay in two years. Compare this $35 million pension to the average pension of our 35,000 employees.

Mr. Johnson also realized $4.7 million on the vesting of restricted stock units and $3.2 million on the exercise of stock options. The disadvantage of market-priced stock option awards is that in a bull market, options provide high rewards that may be unrelated to management actions. In addition, stock options can encourage management to manipulate results to achieve short-term stock price increases. Mr. Johnson’s entire pay package should be disconcerting to Heinz shareholders. Plus we had no Independent Chairman or even a Lead Director to monitor this pay package.

The responsible directors on our single combined executive pay and nomination committee also held 8 seats on boards rated “D” by the Corporate Library:

Charles Bunch, PNC Financial Services (PNC);
Edith Holiday, Canadian National Railway Company (CNI), Hess Corporation (HES);
Dean O’Hare, Chubb Corporation (CB), Fluor Corporation (FLR);
Dennis Reilley, Marathon Oil (MRO);
Thomas Usher, Marathon Oil (MRO), PNC Financial Services (PNC).

We had two “Flagged (Problem) Directors” according to The Corporate Library. This included Dennis Reilley (above) due to his involvement with Entergy Corporation, which filed Chapter 11 Bankruptcy and Leonard Coleman due to his involvement with Owens Corning, which also filed Chapter 11 Bankruptcy.

We had no shareholder right to vote on executive pay, to call a special meeting by 10% of shareholders, cumulative voting or an independent board chairman. Shareholder proposals to address each of these topics received majority votes at other companies.

The above concerns shows there is a need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 3.

STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board believes that the ability of the shareholders to act by written consent is not in the best interests of the shareholders or the Company. It is a tool that may be useful to satisfy the particular agendas of certain shareholders, but may not be in the best interests of the majority of shareholders. Moreover, the Board believes this option is unnecessary given other existing methods for shareholder action and the Company’s shareholder-friendly corporate governance practices. Importantly, shareholders representing 25% of the voting power of the Company already have the right to call a special meeting.

In contrast to action at a shareholders meeting, action by written consent could deny shareholders the right to make fully informed decisions on significant Company matters by allowing a majority of shareholders to take action without an opportunity for all shareholders or the Board to express other views on the issue in question. In some cases, shareholders owning a majority of voting shares could take action without even providing prior notice or an opportunity to vote to other shareholders. Your Board does not believe that is in the best interest of all shareholders.

The Board believes that important issues should be raised at a meeting of all shareholders so that they may be fully and fairly discussed and all shareholders may voice their concerns. Currently, shareholders have two forums for raising issues each year: First at the Annual Shareholders Meeting each August, and second at a special meeting of shareholders called at the request of 25% of the voting power of the Company. In addition, shareholders may communicate directly with the Board through correspondence with the Presiding Director or non-management directors or through submission of shareholder proposals.

Although Mr. Steiner fails to mention it in his proposal, our Company has shareholder-friendly corporate governance practices, including: majority voting in uncontested director elections; annual election of all directors (no staggered board); significant majority of independent directors (11 of 12 directors); right of 25% of the voting power to call a special meeting of shareholders; no supermajority voting requirements; and no poison pill. Moreover, Mr. Steiner erroneously cites our “single combined executive pay and nomination committee.” As disclosed in the Proxy Statement, our Management Development and Compensation Committee and Corporate Governance Committee, which handle executive pay and nominations respectively, are separate and comprised entirely of independent directors. The Company is committed to open shareholder dialogue and transparency, as evidenced by its track record of good corporate governance, but remains convinced that shareholder action by written consent is unnecessary and adverse to the best interests of all shareholders.

Additionally, adoption of this shareholder proposal would eliminate an important anti-takeover protection. The inability of shareholders to act by written consent serves to encourage a party making an unsolicited bid for the Company to negotiate with the Board to reach terms that are fair and in the interests of all Heinz shareholders. This permits the Board to diligently weigh the merits of any such bid and to negotiate on behalf of all shareholders, protecting them from potentially abusive tactics and promoting the increase of overall shareowner value.

The Board believes that the rights of shareholders as a whole should be protected not just the rights of a particular group, and, after careful evaluation of this proposal, is of the view that it is not in the best interests of the shareholders.

The Board recommends a vote “AGAINST” this proposal.

4. Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we address the compensation objectives, policies and practices relating to the Fiscal Year 2010 compensation earned by our chief executive officer (the “CEO”), the chief financial officer and the three other most highly compensated executive officers whom we refer to collectively as the named executive officers (the “NEOs”).

Compensation Objectives

Our NEO compensation programs are designed to reward superior performance and to achieve the following objectives established by the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors:

•	Provide competitive compensation to attract and retain superior executive talent for the long term;
•	Target NEO compensation at the median of our Compensation Peer Group (described below) based on available survey and proxy statement data;
•	Ensure that the pay opportunity for each NEO is linked to the performance of the Company, including the building of shareholder value through the achievement of the financial and strategic objectives established by the Board of Directors;
•	Provide a balance between risk and potential reward for NEOs:

○	Achieve balance of short-term and long-term goals;

○	Discourage unnecessary and excessive assumption of risks that would threaten the reputation or sustainability of the Company;

○	Encourage appropriate assumption of risk for competitive advantage;

•	Create effective incentives to retain superior performers and drive higher levels of performance;
•	Align the interests of our NEOs with those of our shareholders by paying a significant portion of compensation under long-term incentive plans (approximately 65% at target for our CEO and 55% at target for the other NEOs) and requiring our NEOs to maintain meaningful equity ownership in the Company; and
•	Provide retirement, including supplemental retirement, and other benefits that approximate the median of our Compensation Peer Group, support succession planning, and enhance the productivity of our NEOs based on the following principles:

Supplemental retirement benefits must support one or more of the following objectives:

○	Link a portion of the benefit to Company and/or individual performance by basing the benefit primarily on salary and bonus earned;

○	Enhance retention;

○	Aid in the recruitment of new hires, particularly mid-career executives; and

○	Compensate for benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

Each benefit and perquisite must support one or more of the following objectives:

○	Provide greater security/safety to the NEO;

○	Increase time available for business purposes;

○	Enhance personal financial management; and

○	Represent a competitive practice that helps to support attraction/retention goals.

During Fiscal Year 2010, the Company eliminated the following executive perquisites:

•	Country club dues;

•	Company-paid parking; and

•	Executive health examinations;

The Company also closed its Supplemental Executive Retirement Plan to new participants. In addition, we do not provide tax gross-ups on any perquisites for our NEOs.

Compensation Advisors

In determining total compensation and allocating the elements of total compensation for the NEOs individually and as a group, the MDCC is assisted by: (i) the CEO and the Chief People Officer, who make recommendations regarding potential changes to NEO pay (the CEO does not participate in discussions regarding his pay) based on performance, regulatory, competitiveness, and retention considerations; (ii) a compensation consultant from Mercer retained exclusively by the MDCC to advise the MDCC on all matters related to CEO and other NEO compensation; and (iii) the Total Rewards staff within our Human Resources Department, which acts as a liaison between the MDCC and its compensation consultant and collects information and prepares materials for the MDCC’s use in compensation decisions. Since his selection by the MDCC in Fiscal Year 2007, the Mercer consultant has not provided and does not provide any services to management or other Heinz employees while serving as the MDCC’s consultant. The MDCC formally evaluates its compensation consultant annually without the input of management. The MDCC’s consultant attended all of the MDCC meetings in Fiscal Year 2010 either in person or by telephone.

Analysis of Fiscal Year 2010 NEO Pay Changes

When making NEO pay-related decisions for Fiscal Year 2010, the MDCC first considered competitive pay and pay practices for similar positions within the Compensation Peer Group (as described below). The MDCC also reviewed legal and regulatory issues as well as individual and company performance, and other competitive or trend data as provided by its compensation consultant. In Fiscal Year 2010, compensation tally sheets for the NEOs were prepared by our Total Rewards staff and reviewed by the MDCC and the MDCC’s compensation consultant. Information from these tally sheets was considered by the MDCC in making NEO pay-related decisions and guided the MDCC’s design of cash and non-cash compensation and benefit programs. The MDCC specifically used tally sheets in the following contexts for each NEO:

•	To determine the value of historical compensation paid;

•	To determine the value of stock options, restricted stock units (“RSUs”) and Long Term Performance Program (“LTPP”) units forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention; and

•	To evaluate the impact of change-in-control triggers, severance arrangements, and retirement programs when determining stock option, RSU, and LTPP unit grants as well as potential payouts from these arrangements and programs under selected performance, employment termination, and change-in-control scenarios.

Other factors considered by the MDCC in determining final pay include executive experience and time in position, personal performance, potential future contributions, the Company’s Executive Pay Guidelines, discussed below, and Company financial performance. The MDCC may exercise its discretion in setting total compensation and individual compensation elements that may vary from the Compensation Peer Group median based upon consideration of these factors. After reviewing NEO competitive pay data, tally sheets, and other factors described above, the MDCC determined that the annual compensation opportunity provided to the CEO and the other NEOs was consistent with the MDCC’s expectations for Fiscal Year 2009. For Fiscal Year 2010, the MDCC took the following actions because of the global economic recession:

•	Introduced a pay freeze for its NEOs; and

•	Reduced Fiscal Year 2010 bonus payments at target performance for NEOs by 20%.

Compensation Elements

The MDCC believes that paying a mix of elements of compensation best promotes its objectives as described above and, therefore, it annually examines the mix for each of its NEOs. The total compensation program for NEOs consists of the following:

•	Base salary;

•	Annual bonus;

•	Long-term incentive compensation, consisting of LTPP units, RSUs and stock options;

•	Benefits and perquisites; and

•	Retirement and other severance-related benefits.

Fiscal Year 2010 Executive Pay Guidelines

The MDCC confirmed our executive pay guidelines (“Executive Pay Guidelines”), which, in the aggregate, approximated the median total compensation of the Compensation Peer Group (adjusted for size and other factors as described below), based on its judgment and that of its compensation consultant on the use of the compensation data from our Compensation Peer Group. The Fiscal Year 2010 Executive Pay Guidelines, which are expressed as a percentage of base salary and reflect target award amounts, are shown below and were unchanged for NEOs from Fiscal Year 2009.

	Annual			LTPP
	Bonus	RSUs	Stock Options	Units

Chairman, President & CEO	220%	120%	200%	275%
Executive Vice Presidents	100%	80%	85%	85%
Senior Vice Presidents	70% - 85%	35% - 40%	20% - 60%	60% - 75%

The MDCC may exercise its discretion in setting target awards at +25% to -100% of the amounts set forth above. For Fiscal Year 2010, the MDCC exercised its discretion in making the annual stock option and RSU award to Mr. Milone, increasing his award from 60% to 74.9% of his salary for stock options and from 40% to 49.9% of his salary for RSUs to recognize both his individual performance and the exceptional performance of the business units under his leadership in Fiscal Year 2009.

For Fiscal Year 2010, the actual total compensation of the NEOs was above the median of total compensation paid to executives holding equivalent positions in the Compensation Peer Group because: 1) the Company, in general, outperformed its peer group and 2) performance under the annual bonus and LTPP was above the targets established by the MDCC.

Analytical Tools — Peer Groups

One of the primary objectives of our NEO compensation programs is to provide target compensation at the median of our Compensation Peer Group. The MDCC believes this practice is appropriate because it is based on an objective analysis of pay data provided by the MDCC’s compensation consultant, and because Heinz directly competes with these companies to recruit executive talent. By targeting NEO compensation at the median of the Compensation Peer Group (adjusted for size and other factors), we enhance our ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to our growth and delivery of long-term value to shareholders. Heinz uses market comparisons to assess the competitiveness of total compensation for each NEO, as well as all material components of such compensation. Our key data sources include:

•	Annual proxy statements filed by the companies in our Compensation Peer Group;

•	Annual compensation surveys conducted by third party providers that include many of the companies in our Compensation Peer Group; and

•	Competitive compensation information and trends provided to the MDCC by its compensation consultant.

The compensation components used for comparison purposes include many of those disclosed in the Summary Compensation Table and the Grants of Plan Based Awards table. We compare both the value of such compensation as well as the prevalence of individual components based upon available data. We analyze the following components:

•	Salary;

•	Annual bonus (both target and actual);

•	RSU and Stock Option grants (actual); and

•	Long Term Performance Program Awards (both target and actual).

Specifically, we utilize two peer groups: one for comparison purposes in establishing the Executive Pay Guidelines and one for measuring financial performance under the LTPP. The composition of each peer group is reviewed by the MDCC on an annual basis. The Compensation Peer Group is reviewed to confirm that many of its members are sources of talent for the Company and also that the Compensation Peer Group includes companies that are of comparable size and composition to Heinz. The Total Shareholder Return (“TSR”) Peer Group utilized for the LTPP is reviewed to ensure that its members are companies against which we compete in the capital markets. The purpose and composition of each peer group is as follows:

Compensation Peer Group — The Compensation Peer Group consists of most of the companies in the TSR Peer Group for the Fiscal Year 2009-Fiscal Year 2010 LTPP (described below), plus an additional six consumer products companies against which we compete to attract and retain talent. The MDCC believes that the Compensation Peer Group provides robust pay data for the positions held by our NEOs, and as such, accurately reflects the pay practices of the broader consumer products industry. In addition, by using the median of this peer group’s aggregate pay elements (adjusted for size and other factors); the MDCC can target its pay levels for each NEO with greater precision.

In determining compensation for Fiscal Year 2010, the MDCC referred primarily to data for positions comparable to those of our NEOs collected from the following companies that comprised the Compensation Peer Group at the time these decisions were made:

•	Campbell Soup Company
•	Colgate-Palmolive Company
•	ConAgra Foods
•	General Mills
•	Kellogg Company
•	Kimberly-Clark Corporation
•	Kraft Foods
•	PepsiCo
•	Sara Lee Corporation
•	The Clorox Co.
•	The Coca-Cola Co.
•	The Hershey Co.
•	The Procter & Gamble Co.

TSR Peer Group for Fiscal Year 2009-Fiscal Year 2010 and Fiscal Year 2010-Fiscal Year 2011 LTPPs

This peer group is comprised of the following companies in the S&P 500 Index whose consumer packaged goods businesses are similar to Heinz’s:

•	Archer-Daniels-Midland Co.
•	Campbell Soup Company
•	ConAgra Foods
•	Dean Foods Company
•	General Mills
•	Kellogg Company
•	Kraft Foods
•	McCormick & Company
•	Sara Lee Corporation
•	The Hershey Co.
•	Tyson Foods

The MDCC believes the companies that comprise the TSR Peer Group reflect the performance of our industry and, therefore, the TSR Peer Group is the most appropriate peer group against which to measure Heinz’s financial performance. The change in our stock price plus aggregate dividend payments, or total shareholder return, over a two-year performance period is compared to the total shareholder return of the aforementioned TSR Peer Group to determine a portion (50% at target) of the payment made to participants in the LTPP as described further under “Long Term Performance Program—Material Factors.”

How Performance is Measured and Rewarded

1. Company and/or business unit financial metrics; and

2. Individual performance.

Financial Metrics

The financial metrics, as described further under “Senior Executive Incentive Compensation Plan—Material Factors,” used for all NEO compensation programs are similar to those that the investment community uses to project the future return from a company’s stock:

1. Sales growth;

2. Profitability (both pre- and post-tax);

3. Cash flow generation; and

4. Return on invested capital.

In addition, the creation of shareholder wealth as measured by relative total shareholder return is also a financial metric used to determine NEO compensation.

Our NEO compensation programs incorporate these metrics as illustrated in the chart below:

	Salary	Annual	LTPP		Stock
Metric	Increase	Bonus	FY10-11	RSUs	Options
Net Sales	✓	✓

Operating Income	✓	✓		✓

Net Income	✓	✓

Earnings per Share	✓	✓

Operating Free Cash Flow	✓	✓

Return on Invested Capital	✓		✓

Total Shareholder Return	✓		✓

Stock Price	✓		✓	✓	✓

Cash Dividends or Dividend Equivalents			✓	✓

Individual Goals	✓	✓	✓	✓	✓

The specifics regarding how these metrics determine award grants and payouts are described below under “Senior Executive Incentive Compensation Plan—Material Factors.”

Individual Performance

Our Performance Management & Development (“PMD”) process is used by the MDCC to establish individual performance goals for each of the NEOs on an annual basis and then to measure actual results against those goals. At the beginning of the fiscal year, the CEO reviews and approves goals for the other NEOs and recommends individual performance goals for himself to the MDCC. The MDCC then reviews, refines, and ultimately establishes the CEO’s goals. At the end of the fiscal year, the CEO reviews his performance and the performance of the other NEOs against their respective individual personal goals with the MDCC. Without any NEOs present, the MDCC assigns a performance rating to each NEO and considers these performance ratings in determining:

•	The annual base salary;

•	Up to 25% of the target payout under the Annual Incentive Plan (“AIP”) objectives described below that are considered under the Senior Executive Incentive Compensation Plan (“SEICP”); and

•	Up to 25% of the size of the target annual grant of RSUs, stock options, and LTPP units.

The specifics regarding how performance ratings influenced base salary, award grants and payouts in Fiscal Year 2010 are described in detail under each program’s description.

CASH COMPENSATION

Base Salaries

Base salaries are the foundation for all of the compensation programs provided to NEOs as the amounts of incentive payments, equity grants, and benefits are, in most cases, linked to salary, as set forth in the Executive Pay Guidelines. As salary changes, all of the other elements also change proportionately and the overall compensation mix remains the same. This mechanism allows us to maintain target compensation at the median of the Compensation Peer Group, while also retaining the MDCC’s desired mix of compensation elements for each NEO. Salaries of the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary changes typically take effect in either May or July of each year. In addition to the metrics identified in the table above, salary increases are based on an evaluation of the individual’s most recent performance rating, level of pay compared to data from the Compensation Peer Group, and difficulty of replacement. In consideration of the global recession, the MDCC froze the salaries of the Company’s NEOs for Fiscal Year 2010.

Annual Cash Incentive Awards

NEOs are eligible to earn annual cash awards under the SEICP from a pool of funds created from 1.5% of our net income and with reference to the same standards for bonuses paid under the AIP. The SEICP is intended to reward NEOs for achieving targeted levels of performance by providing annual awards that, when added to base salary, produce total cash compensation at approximately the 50th percentile of cash compensation of the Compensation Peer Group. The upside and downside variation around the target award opportunity facilitates the objective of varying annual cash compensation to reflect our operating performance and the contribution of each NEO. The Fiscal Year 2010 target awards and payments are described below under “Senior Executive Incentive Compensation Plan—Material Factors.” In consideration of the global recession, the MDCC reduced bonus payments at target performance for NEOs by 20% for Fiscal Year 2010.

LONG-TERM INCENTIVE COMPENSATION

Overview

Our Long-Term Incentive (“LTI”) Compensation Program provides awards of RSUs, stock options, and LTPP units. This program is primarily designed to reward outstanding long-term financial performance and the creation of shareholder value while also helping us to attract and retain key executives. In addition, the use of RSUs and stock options promotes stock ownership for NEOs.

The MDCC annually reviews the competitiveness of our LTI awards both in target value and mix between the various elements of LTI, based on data from the Compensation Peer Group and advice from the MDCC’s compensation consultant. The MDCC also annually examines the PMD rating, tally sheets, and the compensation earned by each NEO under prior LTI awards to better determine the size of new grants necessary to achieve the stated compensation objectives.

The NEOs do not influence the size or timing of their individual annual LTI awards, which are generally awarded at the same time each year as part of a formal annual grant process administered by the MDCC. However, the CEO may recommend to the MDCC an adjustment to the size of each LTI award as would be determined by the Executive Pay Guidelines for an individual executive (other than the CEO) based on considerations such as Company or Business Unit financial performance, individual performance, retention, long-term potential, and the NEO’s PMD rating. These adjustments can range from an increase of 25% to a decrease of 100% in the target award for each NEO. The MDCC approves all LTI awards granted to NEOs and has the discretion to make adjustments to the established target award opportunities for each LTI program, which may be above or below the target guideline based on the factors discussed above.

For Fiscal Year 2010, the MDCC made no adjustments to the annual LTI awards for the CEO and the other NEOs, except for an adjustment to both the annual stock option and RSU awards for Mr. Milone of approximately +25% to recognize both his individual performance and the outstanding performance of his business units in Fiscal Year 2009.

The timing of LTI awards is based on the following:

Timing of Grants by LTI Compensation Program(1)

	RSUs	Stock Options	LTPP

Annual Grant	Late August or Early September(2)	Late August or Early September(2)	June
New Hires	The 1st day of the month that Heinz stock trades on the NYSE on or following 1st day at workplace.		1st day at workplace
Promotions	The 1st day of the month that Heinz stock trades on the NYSE on or following the effective date of promotion.		1st day at workplace

1.	No grants will be made until at least two business days following the release of material non-public information.

2.	Granted two business days following the public release of the first quarter financial results.

Restricted Stock Units

Each year, the MDCC approves an annual grant of RSUs to the NEOs. Target RSU awards for NEOs are based on the established Executive Pay Guidelines. In making this annual grant, the MDCC determines the value of the RSUs to be granted to participants and the vesting and forfeiture provisions. To further align our equity programs with Company financial performance, in August 2009 the MDCC approved annual RSU grant awards that will only vest contingent upon achieving the Operating Income (OI) financial performance threshold for the 2010 fiscal year established by the Committee. This metric is expressed in constant currency and may be adjusted to exclude special items and accounting changes. It was selected because it complements the portfolio of metrics used by the Company in its incentive programs and reflects operational performance before the effects of interest, taxes and other transactions. The OI financial performance threshold established by the Committee for the Fiscal Year 2010 grant was $1,228.8 million. Because the financial performance threshold was achieved, the RSUs will vest 25% per year.

The MDCC has occasionally varied the vesting schedule to address circumstances where the awards were intended to facilitate greater retention of key employees, to recognize exceptional performance, or to align with the regulatory requirements of various countries. These awards have contained provisions including either accelerated vesting in the case of special performance awards, such as vesting one-third after the first two years and then one-third in years three and four with forfeiture of all unvested units upon termination; or full vesting on the third or fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

The MDCC had required all NEOs to defer any distribution of Common Stock from RSUs that vest while the executive is a reporting person under Section 16 of the Securities Exchange Act of 1934 until retirement or termination of employment and for an additional six months if the NEO is affected by Internal Revenue Code Section 409A. This requirement was eliminated for the Fiscal Year 2010 annual grant because they are now performance-based awards, and as such, are not subject to Section 162(m) of the Code.

Stock Options

Each year, the MDCC determines the number of non-qualified stock options to be granted to each NEO and the vesting and forfeiture provisions. Target stock option awards for NEOs are based on the established Executive Pay Guidelines. All options are granted at an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant. Accordingly, the stock options will have value only if the market price of our Common Stock increases after the grant date. The approach to vesting and expiration is influenced by considerations such as competitiveness, retention impact, and cost. The MDCC generally grants, and in Fiscal Year 2010 granted, stock options that vest 25% per year on each of the first four anniversaries of the grant date. The MDCC has occasionally granted awards that vest on a different schedule where the awards are intended to recognize new hires or promotions; to facilitate greater retention of key employees; or to recognize the exceptional performance of certain individuals. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

LTPPs

Each year, the MDCC approves annual LTPP awards providing for cash payments based on financial measures over a two-year period, following the review of our prior year performance and business plans for future years. Target LTPP awards for NEOs are based on the established Executive Pay Guidelines. In Fiscal Year 2010, the MDCC made no adjustments to the established target LTPP awards granted to the NEOs for the Fiscal Years 2010-2011 performance period. Our two LTPPs are described below under “Long Term Performance Programs—Material Factors.”

Change in Control

The MDCC believes that a competitive change in control agreement for NEOs is necessary to retain senior leadership and maintain management’s objectivity should we become engaged in a change in control situation. Annually, the MDCC reviews compensation tally sheets that indicate what LTI awards (i.e., RSUs, stock options or LTPP units) retirement-eligible NEOs would forfeit upon retirement and upon a change in control. Based on this analysis for Fiscal Year 2010, the MDCC concluded that there was little financial incentive for the CEO, who is retirement-eligible, and the other NEOs to remain with the Company in the midst of a change in control, and that we did not have a strong deterrent to other companies seeking to hire the NEOs during a change in control transition. Therefore, the MDCC reaffirmed its view that in the event of a change in control, our double trigger severance protection agreement for the CEO and the other NEOs would be necessary to retain their leadership during the change in control transition.

In order to receive the benefit from the severance protection agreement, there must be two triggering events, a change in control and a qualifying termination of employment within 24 months, as described further below under “Severance Protection Agreements.”

STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for the NEOs and approximately 90 other executives (the “Stock Ownership Guidelines”) to further encourage share ownership by senior management and to maintain focus on building long-term shareholder value. These guidelines are expressed as a multiple of salary, which varies by executive level. The MDCC monitors compliance with the Stock Ownership Guidelines and reviews compliance on an annual basis. For purposes of determining ownership, the MDCC includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested RSUs, and shares acquired through the Company’s employee stock purchase plan and 401(k) plan. For the NEOs, the actual number of shares required to be owned is determined in late December using the NEO’s mid-fiscal year salary and 60-business day average share price. This approach reduces the impact of stock price fluctuations. The Stock Ownership Guidelines are as follows:

Minimum Ownership
Officer	Requirement (multiple of current salary)

Chairman, President & CEO	6x
Executive Vice Presidents	4x
Senior Vice Presidents	2-3x

Until ownership guidelines are met, executives must retain at least 75% of the after-tax gain on shares acquired through the exercise of options and retain 75% of shares of Common Stock received on the vesting of RSUs on an after-tax basis. Additionally, any LTPP-eligible executives who have not met their ownership guidelines will receive 50% of the payment of their after-tax LTPP awards in cash and 50% in restricted stock. The MDCC also has the discretion to reduce or eliminate future LTI awards for executives who do not achieve their minimum ownership requirement within five years or do not retain the specified after-tax gain on Heinz shares acquired through exercises of stock options or vesting of RSUs. All of the NEOs have met or exceeded their minimum ownership requirement for Fiscal Year 2010.

TAX DEDUCTIBILITY OF PAY

Section 162(m) of the Code imposes a limit of $1,000,000 on the amount of non-performance-based compensation that Heinz may deduct in any one year with respect to its CEO and each of its other three most highly-paid executive officers, excluding the Chief Financial Officer. Mr. Johnson’s Fiscal Year 2010 salary of $1,245,211 is the only salary that was above the $1,000,000 threshold, and as such, $245,211 of his salary as well as the value of his perquisites and the value of dividend equivalents paid on unvested RSUs as determined under the Code are not deductible by us.

Historically, we required the automatic deferral of each NEO’s vested RSUs until after termination of employment because our RSUs were not considered performance-based under Section 162(m) of the Code. Without this automatic deferral, the value of the RSUs, upon vesting or upon elimination of a reasonable risk of forfeiture, when aggregated with other non-deductible compensation that exceeds $1,000,000, would not be deductible by us. However, with the Fiscal Year 2010 RSU awards, vesting was contingent upon achieving the OI financial performance threshold in the fiscal year of grant, and therefore these RSUs are now considered to be performance-based under Section 162(m) of the Code. Accordingly, the MDCC eliminated the mandatory deferral. All annual incentives and long-term incentive amounts are designed to be deductible when they are paid to the NEOs because they meet the definition of qualified performance-based compensation under Section 162(m).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the MDCC has not adopted a policy requiring all compensation to be deductible. The MDCC considers the impact of Section 162(m) of the Code on each NEO when making pay changes, and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation objectives. However, the MDCC reserves the right to forego any or all of the tax deduction if it believes it to be in the best long-term interests of the Company’s shareholders.

RISK ANALYSIS OF NEO COMPENSATION POLICIES AND PRACTICES

As an element of our ongoing Enterprise Reputation and Risk Management program, in June 2009, our senior risk executive reviewed with the MDCC the design of our annual and long-term incentive programs for NEOs to assist the MDCC in achieving our objective of an appropriate balance between risk and potential reward for executives. Using the “2009 Compensation Committee Checklist for Assessing Incentives and Risk” developed by the Center on Executive Compensation coupled with a review of key documents governing these incentive programs, the Committee concluded that the Fiscal Year 2010 executive compensation plans appear to have been designed in a manner to:

•	Achieve balance of short and long-term results aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary and excessive assumption of risks that would threaten the reputation and sustainability of the Company; and

•	Encourage appropriate assumption of risk for competitive advantage.

FISCAL YEAR 2011 EXECUTIVE COMPENSATION—RELATED ACTIONS

On May 2, 2010, Mr. Milone was promoted from a Senior Vice President to an Executive Vice President position and will now be compensated as such under the Executive Pay Guidelines.

Summary Compensation Table (Fiscal Year 2010)

						Non-
						Equity
						Incentive
						Plan		Change in
						Compensation		Pension
						(g)		Value &
						Annual	Long Term	Nonqualified
						Incentive	Performance	Deferred
Name and				Stock	Option	Plan	Program	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Awards	Awards	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)	(1) ($) (e)	(2) ($) (f)	(3) ($)	(4) ($)	(5) ($) (h)	(6) (7) (8) ($) (i)	($) (j)

W.R. Johnson	2010	1,245,211	0	1,499,962	2,499,996	4,770,000	3,819,063	4,111,243	1,060,788	19,006,263
Chairman, President &	2009	1,245,211	0	1,499,985	2,749,995	3,650,000	3,655,850	7,141,969	1,137,255	21,080,265
Chief Executive Officer	2008	1,141,154	0	1,379,999	2,300,000	4,700,000	4,285,440	7,720,342	924,306	22,451,241
A.B. Winkleblack	2010	622,605	0	499,974	531,246	1,085,000	590,219	141,176	271,686	3,741,906
Executive Vice President &	2009	622,605	0	499,995	531,245	800,000	584,647	232,944	312,012	3,583,448
Chief Financial Officer	2008	590,423	0	2,319,000	505,750	1,071,000	893,693	170,581	260,334	5,810,781
D.C. Moran	2010	648,506	0	520,777	553,350	1,075,113	614,772	295,296	722,163	4,429,977
Executive Vice President &	2009	648,506	0	520,751	553,349	825,000	609,212	210,659	313,335	3,680,812
President and Chief Executive	2008	615,231	0	3,478,500	527,000	1,038,500	902,286	278,011	223,983	7,063,511
Officer of Heinz Europe
C.S. O’Hara	2010	618,621	0	496,774	527,848	1,025,569	586,441	181,544	162,829	3,599,626
Executive Vice President &	2009	618,621	0	496,766	527,846	750,000	560,082	111,762	191,916	3,256,993
President and Chief Executive	2008	565,615	0	3,478,500	484,500	967,575	859,320	110,398	139,169	6,605,077
Officer of Heinz North America
M.D. Milone (9)	2010	582,759	0	291,983	437,998	1,001,779	389,961	756,633	245,130	3,706,243
Executive Vice President	2009	574,237	0	233,956	350,999	878,039	369,881	1,050,936	243,261	3,701,309
Rest of World, Global ERM &
Global Infant/Nutrition

(1)	The value of the stock awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the RSU awards in this column (e), please refer to Footnote 9 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 28, 2010.

(2)	The value of the stock option awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column (f), please refer to Footnote 9 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 28, 2010.

(3)	All amounts reported in this column are payments made pursuant to the SEICP as described in the narrative below.

(4)	All amounts reported in this column are payments made pursuant to the LTPP (FY09-10) as described in the narrative below.

(5)	Includes for FY10 for Messrs. Johnson, Winkleblack, Moran, O’Hara and Milone, respectively, the following amounts: (i) the annual change in net present value of pension benefits for each executive, which is the difference between the accrued lump sum values for pension accruals as of May 1, 2009 and May 1, 2010; $4,066,871, $141,176, $295,296, $181,544, and $732,900; and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation at a rate above 120% of the applicable federal long-term rate: $44,372, $0, $0, $0 and $23,734.

(6)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the year. If the total amount is $10,000 or more, each perquisite must be identified by type, and if the amount of any perquisite exceeds the greater of $25,000 or 10% of total perquisites, the dollar value must be disclosed. Perquisites and other personal benefits provided to NEOs include financial counseling, allowance for an automobile, parking, club dues, and executive group umbrella liability insurance. Mr. Moran’s automobile benefit in the U.K., which is consistent with the benefit provided to other U.K. executives, includes the aggregate incremental cost of the leased vehicles, gas, VAT taxes, repairs, administrative fees such as maintenance and management fees, storage and delivery charges. Beginning in July 2009, the personal benefits of executive health exam, parking and country club dues were eliminated. We permit limited use of our corporate aircraft by the NEOs and their families, and the aggregate incremental cost of such personal use, if any, is included in this column (i). Aggregate incremental cost includes the following trip specific costs: fuel, travel expenses of the crew, hangar costs, flight-specific insurance, landing fees, airport taxes and fees, customs fees, in-flight food, passenger ground transportation, flight planning, weather contract services, and any “deadhead” segments of flights. We provide drivers for occasional business and personal use by the NEOs, and the aggregate incremental cost related to such personal use, if any, is included in this column (i). The aggregate incremental cost consists of driver overtime and meals, and mileage for the car at the Internal Revenue Service’s published rates.

(7)	In addition to the perquisites described in Footnote 6 above, this column includes for FY10 for Messrs. Johnson, Winkleblack, Moran, O’Hara and Milone, respectively, the following: (i) amounts contributed by us under our Employee Retirement and Savings Plan and Employee Retirement and Savings Excess Plan, $838,732, $218,485, $226,359, $118,580, and $199,714, respectively, and (ii) amounts paid by us to NEOs for payment of premiums allocable to executive life insurance provided through the Company, $143,881, $20,466, $23,834, $12,504, and $21,364, respectively. The amounts in column (i) do not include any value attributable to the Executive Estate Life Insurance Program (see the description in “Executive Estate Life Insurance Program” below).

(8)	Mr. Moran is participating in the Company’s Global Assignment Program (the “Program”). The Program is designed to relocate and support employees who are sent on assignment outside of their home country and to place the employees in the same economic condition in the host country as they would have been in their home country. Among other benefits, the Program provides a housing allowance comprised of a housing budget (and temporary housing at commencement of assignment) ($170,840) and a utilities allowance ($1,310) (offset by an employee contribution based upon actual housing costs in the employee’s home location); a cost of living allowance recognizing the differences in living conditions between the home location and the host country ($33,852); and payment for the cost of any nursery, primary, and secondary education for family members in the host country to the extent such expenses exceed the normal cost of schooling in the home country ($34,496); and a home leave allowance ($33,830). Additionally, the Program provides certain benefits to assist employees with the transition to the host country, including a pre-assignment visit ($46,553); immigration costs ($4,405); shipment and storage of personal effects ($37,957); final moving costs ($31,543); an appliance allowance ($5,000); a relocation allowance ($10,000); home sale assistance ($3,425); and a loss on car sale allowance ($1,840). These benefits are paid on a tax free basis. The Company will also provide tax preparation services and tax equalization designed to ensure that the employee pays tax at the same state and federal rates as if the employee remained in their home country ($21,648), including a gross-up for additional U.S. taxes paid as a result of the global assignment ($4,019), and the Company will assume responsibility for foreign taxes while on assignment. This arrangement is designed to ensure that there is no undue hardship or windfall due to taxes while on assignment.

(9)	Effective May 2, 2010, Mr. Milone assumed the title Executive Vice President Rest of World, Global Enterprise Risk Management and Global Infant/Nutrition.

The following narrative provides additional information about the various compensation plans, programs, and policies reflected in the Summary Compensation Table, although the Executive Estate Life Insurance Program did not result in any compensation reported in the Table.

Executive Estate Life Insurance Program

In December 2001, we adopted an executive estate life insurance program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for a loan from us equal to 150% of the amount relinquished (“EELIP Loans”). The proceeds of each EELIP Loan were used to fund a life insurance policy purchased by the executive’s family trust. Each of the EELIP Loans was subject to vesting, and we will automatically be repaid the amount of the then outstanding principal and interest of the applicable EELIP Loan from the proceeds of the policy after the death of the participant and/or the participant’s spouse death, as applicable. Messrs. Johnson and Milone have outstanding EELIP Loans to us that fully vested on or before September 2003. These EELIP Loans accrue interest at the annual rate of 4.99% and 4.6%, respectively. As of April 28, 2010, the total amounts due to us plus the accrued interest under each of the EELIP Loans were $7,343,814 and $241,091 for Messrs. Johnson and Milone, respectively. The EELIP Loans to Messrs. Johnson and Milone are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Senior Executive Incentive Compensation Plan — Material Factors

The SEICP provides an annual cash incentive pool of 1.5% of our net income (the “Incentive Pool”) for possible award to the NEOs. The maximum award for any one participant cannot exceed 40% of the Incentive Pool, with the total allocation to all NEOs limited to no greater than 100% of the Incentive Pool.

In Fiscal Year 2010, NEOs were eligible to earn annual cash awards under our SEICP with reference to the metrics established for the AIP in the following manner:

•	The maximum award amount for each NEO was determined as described above;

•	The bonus that would have been payable to each NEO under the AIP was determined with reference to the achievement of established metrics and other goals under the AIP, as may be rounded by the MDCC (“AIP Bonus”); and

•	The MDCC can make discretionary adjustments downward from the SEICP maximum award to the AIP Bonus or below while maintaining the deductibility of these adjustments under Section 162(m) of the Code, provided the payment does not exceed the allowable Incentive Pool maximum.

AIP metrics are comprised of Company-wide financial metrics, business unit financial metrics, and personal goals. The Company-wide metrics for financial performance for the Fiscal Year 2010 AIP were:

1.	Earnings per Share (“EPS”)

EPS = net income / average fully-diluted shares outstanding

2.	Operating Free Cash Flow (“OFCF”)

OFCF = cash flow from operating activities − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Net Sales Value (“NSV”)

NSV = gross sales − deals and allowances, excluding the impact of foreign currency

The Business Unit (“BU”) specific metrics for financial performance were:

1.	Business Unit Operating Income (“BU OI”) or Business Unit Net Income (“BU NI”)

BU OI = NSV − operating costs

2.	Business Unit Operating Free Cash Flow (“BU OFCF”)

BU OFCF = cash flow from operating activities − (intercompany royalties, as applicable and dividend income + change in intercompany receivables/payables) − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Business Unit Net Sales Value (“BU NSV”)

BU NSV = gross sales − deals and allowances

The individual personal goals for Fiscal Year 2010 for Mr. Johnson included achieving specific milestones against our leadership succession plan and guiding our initiatives regarding productivity, global product quality, and diversity. The individual personal goals for Fiscal Year 2010 for the other NEOs included financial metrics that were specific to their businesses, goals related to global productivity initiatives, product quality, sustainability, and personnel development such as talent development and increasing diversity in executive positions.

For Fiscal Year 2010, the specific targets and weightings for the NEOs were:

				Threshold to
				Maximum
Name	Weighting	Metrics	Target	Range

W.R. Johnson	75%	EPS	$2.61	90	%(1)	130%
		OFCF	$875 million	80	%(1)	115%
		NSV	$10,168 million	97%		105%
	25%	Personal Goals	Personal Goals	0%		200%
A.B. Winkleblack	75%	EPS	$2.61	90	%(1)	130%
		OFCF	$875 million	80	%(1)	115%
		NSV	$10,168 million	97%		105%
	25%	Personal Goals	Personal Goals	0%		200%
D.C. Moran &	37.5%	EPS	$2.61	90	%(1)	130%
C.S. O’Hara		OFCF	$875 million	80	%(1)	115%
		NSV	$10,168 million	97%		105%
	37.5%	BU OI	Varies by BU	80	%(1)	112.5%
		BU OFCF	Varies by BU	80	%(1)	115%
		BU NSV	Varies by BU	97%		105%
	25%	Personal Goals	Personal Goals	0%		200%
M.D. Milone	37.5%	EPS	$2.61	90	%(1)	130%
		OFCF	$875 million	80	%(1)	115%
		NSV	$10,168 million	97%		105%
	37.5%	BU OI or BU NI	Varies by BU	80	%(1)	112.5%
		BU OFCF	Varies by BU	80	%(1)	115%
		BU NSV	Varies by BU	97%		105%
	25%	Personal Goals	Personal Goals	0%		200%

(1)	Minimum performance required to earn a payment under the AIP’s financial metrics.

The MDCC assessed the Company’s performance in Fiscal Year 2010 and the NEOs’ achievement of individual personal goals in determining annual incentive bonuses under the SEICP. The Company achieved 110.6% of the EPS target, 123.5% of the OFCF target, and 99.0% of the NSV target. The business units achieved between 100.9% – 131.0% of their respective OI targets, 134.1% of BU NI, between 119.9% – 153.3% of their respective OFCF targets, and achieved between 97.4% – 100.8% of their NSV targets. In addition, the MDCC determined that each NEO exceeded his personal goals. In light of these results, the MDCC approved annual incentive bonuses in amounts greater than the target award, but well below the maximum amounts payable to each NEO under the Incentive Pool. The MDCC utilized less than 66% of the available Incentive Pool. The bonuses were paid in cash to each NEO after the end of Fiscal Year 2010.

LTPP (Fiscal Year 2009-Fiscal Year 2010)

Our performance under the two LTPP metrics of total shareholder return (“TSR”) and two-year average after-tax return on invested capital (“ROIC”) resulted in a total payment of 111.1% of the target award. Specifically, the Company’s TSR ranked eighth within the twelve-company TSR Peer Group over the two-year period, which resulted in the payment of 37.5% versus the 50% target award opportunity. The Company’s ROIC was 18.6%, which resulted in a payment of 73.6% versus the 50% target award opportunity. This LTPP was fully funded because our EPS for the two-year period ended April 28, 2010 was $5.77, exceeding the target of $5.26. The MDCC did not exercise any discretion in determining the LTPP targets or payments.

Grants of Plan-Based Awards (Fiscal Year 2010)

								All Other
							All Other	Option
							Stock Awards:	Awards:
				Estimated Future Payouts			Number of	Number	Exercise or	Grant Date
				Under Non-Equity			Shares of	of Securities	Base Price	Fair Value
				Incentive Plan Awards			Stock or	Underlying	of Option	of Stock
	Award	Grant	Action	Minimum	Target	Maximum	Units	Options	Awards	and Option
Name	Type	Date	Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards

W.R. Johnson	SEICP(1)		June 9, 2009	0	2,750,000	5,486,934
	FY10-11 LTPP	June 9, 2009	June 9, 2009	0	3,437,500	6,875,000
	Options(2)	August 24, 2009	August 11, 2009					531,914	$39.03	$2,499,996
	RSUs(2)	August 24, 2009	August 11, 2009				38,431			$1,499,962
A.B. Winkleblack	SEICP(3)		June 9, 2009	0	625,000	2,057,600
	FY10-11 LTPP	June 9, 2009	June 9, 2009	0	531,250	1,062,500
	Options(2)	August 24, 2009	August 11, 2009					113,031	$39.03	$531,246
	RSUs(2)	August 24, 2009	August 11, 2009				12,810			$499,974
D.C. Moran	SEICP(3)		June 9, 2009	0	651,000	2,057,600
	FY10-11 LTPP	June 9, 2009	June 9, 2009	0	553,350	1,106,700
	Options(2)	August 24, 2009	August 11, 2009					117,734	$39.03	$553,350
	RSUs(2)	August 24, 2009	August 11, 2009				13,343			$520,777
C.S. O’Hara	SEICP(3)		June 9, 2009	0	621,000	2,057,600
	FY10-11 LTPP	June 9, 2009	June 9, 2009	0	527,850	1,055,700
	Options(2)	August 24, 2009	August 11, 2009					112,308	$39.03	$527,848
	RSUs(2)	August 24, 2009	August 11, 2009				12,728			$496,774
M.D. Milone	SEICP(3)		June 9, 2009	0	497,250	2,057,600
	FY10-11 LTPP	June 9, 2009	June 9, 2009	0	351,000	702,000
	Options(2,4)	August 24, 2009	August 11, 2009					74,680	$39.03	$350,996
		August 24, 2009	August 21, 2009					18,511	$39.03	$87,002
	RSUs(2,4)	August 24, 2009	August 11, 2009				5,995			$233,985
		August 24, 2009	August 21, 2009				1,486			$57,999

(1)	Mr. Johnson’s target amount reflects the target awards under our Executive Pay Guidelines with reference to the metrics under the AIP. The minimum amount reflects the minimum payment under the SEICP. The maximum amount reflects Mr. Johnson’s maximum payment under the SEICP, which is capped at 40% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

(2)	The MDCC met on August 11, 2009 and approved the FY10 RSU and stock option awards that were to be granted on August 24, 2009, reflecting the Company’s closing stock price as of the grant date ($39.03). August 11th fell within the blackout period prior to the first quarter of FY10 earnings release, so the awards were granted on August 24th, the second business day after the earnings release, thus giving the market time to absorb the earnings information.

(3)	The minimum amounts reflect the minimum payment under the SEICP. The target amounts reflect the target awards under our Executive Pay Guidelines. The maximum amounts reflect the maximum payment that can be made to each of these NEOs under the SEICP, 15% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

(4)	On August 21, 2009, the MDCC increased Mr. Milone’s stock options and RSUs awards to reflect both his individual performance and the exceptional performance of his business units in FY09.

The following tables and narrative provide additional information about the various compensation plans, programs, and policies reflected in the Grants of Plan-Based Awards table.

RSUs—Material Factors

Annual Awards.  The MDCC granted annual RSU awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines described in the Compensation Discussion and Analysis, except with respect to Mr. Milone whose award was increased by approximately 25%. The actual number of RSUs granted was determined by dividing the target award value by the closing price of our stock on the NYSE on the date of the grant rounded down to the nearest whole share. RSUs granted vest 25% per year after achievement of the performance metric described under “Restricted Stock Units” above.

The NEOs receive cash dividend equivalents on RSUs during the restricted period at the same rate that shareholders receive on our Common Stock. Beginning with the FY09 awards, dividend equivalents accrue each quarter but are not paid until the next annual vesting date, and at that time, will only be paid with respect to the portion of the awards that vest. The annual award is included as compensation for the year of the grant for purposes of calculating benefits for participants in the H. J. Heinz Company Supplemental Executive Retirement Plan and the H. J. Heinz Company Employees Retirement and Savings Plan.

Each NEO has agreed to non-solicitation and confidentiality covenants pursuant to their RSU award agreements. The NEO agrees, during the term of employment and for twelve months after termination of employment, not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agrees, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the immediate forfeiture of the NEO’s unvested RSUs.

In the event of the involuntary termination without cause, death or disability of an NEO, and assuming that any performance-measure is met, the RSUs will continue to vest according to their original schedule, but in no event later than the last business day of the month of the one-year anniversary of the date of termination of employment. In the event of an NEO’s retirement, the RSUs will continue to vest according to their original schedule. For all other terminations, all unvested RSUs will be forfeited.

Stock Options—Material Factors

The MDCC granted annual stock option awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines, except with respect to Mr. Milone whose award was increased by approximately 25%. The actual number of options granted was determined by dividing the target award value by the value of a Company stock option computed using the Black-Scholes pricing model for the date of grant, rounded down to the nearest whole share. Stock options granted vest 25% per year.

By executing an option agreement, each NEO has agreed to the same covenants as those set forth in the RSU award agreement. A breach of these covenants could result in the immediate forfeiture of the NEO’s unexercised options.

In addition, each NEO promises not to compete against us for eighteen months following the date of termination. If the NEO violates this non-compete covenant, the NEO must immediately return to us the pre-tax income resulting from any exercise of the options or any portion thereof, unless such exercise occurred more than twelve months prior to the date of the termination of the NEO’s employment, and also forfeit any unexercised portion of the options.

In the event of retirement, the stock options granted to the NEOs will expire on the earlier of five years after retirement or the original expiration date. In the event of a termination without cause, or by the NEO for good reason (as defined in the Third Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “2003 Plan”)), all unvested options will continue to vest according to the award agreement and expire on the earlier of the original expiration date or five years after the date of termination. If an NEO dies while an employee or within five years after retirement, all of the stock options will vest upon death and then expire one year after death. In the event of disability while employed, the stock options will vest upon the disability and then expire one year after the disability. For all other terminations, unvested stock options will be forfeited.

Long Term Performance Program—Material Factors

The LTPP (Fiscal Years 2010-2011) has two independently measured and equally weighted financial metrics:

After-Tax Return on Invested Capital (“ROIC”)—Fifty percent (50%) of the target award opportunity will be determined by our performance against a two-year ROIC metric established by the MDCC.

ROIC for Fiscal Years 2010-2011 will be calculated as follows:

•	ROIC = Annual After-Tax Operating Profit /Annual Average Invested Capital

•	Annual After-Tax Operating Profit = (operating income − other expenses, net) x (1 − effective tax rate)

•	Annual Average Invested Capital = 5 quarter average net debt + total shareholder’s equity

•	ROIC for FY10-11 = (FY10 ROIC + FY11 ROIC) /2

The percentage of the target LTPP award that can be earned for the Fiscal Years 2010-2011 performance period based on ROIC is summarized in the following chart:

			Percent of Target
	2-Year	% of	Award
	Average	Target	Opportunity
Performance	ROIC	Achieved	Earned(1)

Maximum	21.06%	120%	100%
Target	17.55%	100%	50%
Threshold	14.04%	80%	12.5%
Below Threshold	<14.04%	<80%	0%

(1)	Represents one-half of the target award opportunity.

If the Board approves an acquisition or divestiture during a performance period, it may consider an adjustment to the ROIC targets based on the impact the transaction will have on ROIC. In addition, Annual After-Tax Operating Profit and Annual Average Invested Capital may be adjusted to eliminate the after-tax effects of any charges that may be excluded when determining performance against the financial measures under the plan.

Relative Total Shareholder Return (“TSR”)—Fifty percent (50%) of the target award opportunity will be determined by our two-year TSR growth rate (the “TSR Value”) compared to the two-year TSR growth rates of the other companies in the TSR Peer Group, previously described in the Compensation Discussion and Analysis.

TSR Value for Fiscal Years 2010-2011 will be calculated as follows:

•	Performance Period—Commenced the first day of Heinz’s Fiscal Year 2010 (April 30, 2009) and ends two years later on the last day of Heinz’s Fiscal Year 2011 (April 27, 2011).

•	Starting Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to the first day of the performance period.

•	Ending Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to and including the last day of the performance period plus all dividends paid over the performance period.

•	TSR Value—Growth rate between starting value and ending value.

The percentage of the target LTPP award that can be earned for the Fiscal Years 2010-2011 performance period is based on our percentile ranking within the TSR Peer Group as shown in the following chart:

Heinz TSR	Rank	Percent of
Percentile	Using TSR	Target Award
Ranking	Peer Group	Opportunity Earned(1)

90%-100%	1-2	100.0%
80%-89.99%	3	87.5%
70%-79.99%	4	75.0%
60%-69.99%	5	62.5%
50%-59.99%	6-7	50.0%
40%-49.99%	8	37.5%
30%-39.99%	9	25.0%
20%-29.99%	10	12.5%
Less than 20%	11-12	0.0%

(1)	Represents one-half of the target opportunity.

The total LTPP payout for the Fiscal Year 2010-2011 performance period will be determined by adding the percentage of target award earned for each metric and multiplying this amount by the target award granted to each participant at the beginning of the performance period or during the performance period in the case of new hires and promotions. In the event of a qualifying termination (retirement, death, disability or termination without cause) during the first year of the performance period, the award will be pro-rated and paid at the end of the performance period based on the actual results achieved. If this qualifying termination occurs during the second year of the performance period, the full award will be paid (without pro-rating) at the end of the performance period based on the actual results achieved. This approach recognizes the contributions of the individual to the two-year performance results. For all other terminations, all unpaid LTPP awards will be forfeited.

By executing a LTPP agreement, each NEO has agreed to the same covenants as those set forth in the RSU award agreement.

The following table sets forth the Outstanding Equity Awards, including awards of stock options and RSUs, of the NEOs as of the end of Fiscal Year 2010:

Outstanding Equity Awards at Fiscal Year-End (Fiscal Year 2010)

	Option Awards
				Equity Incentive Plan
	Number of Securities			Awards: Number of
	Underlying			Securities Underlying
	Unexercised Options			Unexercised	Option Exercise
	(#)			Unearned Options	Price	Option
Name	Exercisable	Unexercisable		(#)	($)	Expiration Date

W.R. Johnson	400,000				$34.00	September 12, 2013
	294,363				$37.06	May 19, 2014
	356,615				$37.18	May 17, 2012
	242,492	80,832	(1)		$41.92	September 1, 2013
	368,000				$45.54	August 27, 2014
	118,534	355,603	(2)		$51.25	August 25, 2015
		531,914	(3)		$39.03	August 24, 2016
A.B. Winkleblack	55,995				$36.18	January 7, 2012
	28,272				$32.06	September 12, 2012
	155,238				$34.00	September 12, 2013
	51,000				$37.06	May 19, 2014
	27,690				$37.18	May 17, 2012
	46,592	15,531	(1)		$41.92	September 1, 2013
	40,460	40,460	(4)		$45.54	August 27, 2014
	22,898	68,696	(2)		$51.25	August 25, 2015
		113,031	(3)		$39.03	August 24, 2016
D.C. Moran	37,000				$37.06	May 19, 2014
	47,040	15,681	(1)		$41.92	September 1, 2013
	42,160	42,160	(4)		$45.54	August 27, 2014
	23,851	71,554	(2)		$51.25	August 25, 2015
		117,734	(3)		$39.03	August 24, 2016
C.S. O’Hara	44,800	14,934	(1)		$41.92	September 1, 2013
	38,760	38,760	(4)		$45.54	August 27, 2014
	22,752	68,256	(2)		$51.25	August 25, 2015
		112,308	(3)		$39.03	August 24, 2016
M.D. Milone	33,000				$32.06	September 12, 2012
	121,905				$34.00	September 12, 2013
	40,000				$37.06	May 19, 2014
	48,460				$37.18	May 17, 2012
	28,990	9,664	(1)		$41.92	September 1, 2013
	25,597	25,597	(4)		$45.54	August 27, 2014
	15,129	45,388	(2)		$51.25	August 25, 2015
		93,191	(3)		$39.03	August 24, 2016

	Stock Awards
				Equity Incentive
				Plan Awards:
				Number of	Equity Incentive Plan
	Number of Shares		Market Value of	Unearned Shares,	Awards: Market or Payout
	or Units of Stock		Shares or Units of	Units or Other	Value of Unearned Shares,
	That Have		Stock That Have	Rights That Have	Units or Other Rights That
	Not Vested		Not Vested	Not Vested	Have Not Vested
Name	(#)		($)(5)	(#)	($)

W.R. Johnson	4,771	(1)	$218,321
	21,951	(2)	$1,004,478
	38,431	(6)	$1,758,603
A.B. Winkleblack	1,466	(1)	$67,084
	50,000	(7)	$2,288,000
	7,317	(2)	$334,826
	12,810	(6)	$586,186
D.C. Moran	1,498	(1)	$68,548
	75,000	(7)	$3,432,000
	7,621	(2)	$348,737
	13,343	(6)	$610,576
C.S. O’Hara	1,409	(1)	$64,476
	75,000	(7)	$3,432,000
	7,270	(2)	$332,675
	12,728	(6)	$582,433
M.D. Milone	1,042	(1)	$47,682
	2,342	(4)	$107,170
	13,175	(8)	$602,888
	3,424	(2)	$156,682
	7,481	(6)	$342,331

(1)	The award vested in 25% increments on September 1, 2007, 2008 and 2009, and the remainder will vest on September 1, 2010.

(2)	25% of the award vested on August 25, 2009, and the remainder will vest in 25% increments on August 25, 2010, 2011 and 2012.

(3)	The award vests in 25% increments on August 24, 2010, 2011, 2012 and 2013.

(4)	25% of the award vested on each of August 27, 2008 and 2009, and the remainder will vest in 25% increments on August 27, 2010, and 2011.

(5)	Based on the Company’s closing price at fiscal year end, which was $45.76.

(6)	The award vests in 25% increments on August 24, 2010, 2011, 2012 and 2013, assuming the performance threshold is achieved.

(7)	The award vested 100% on May 3, 2010.

(8)	33% of the award vested on August 27, 2009, and the remainder will vest in 33% increments on August 27, 2010 and 2011.

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in Fiscal Year 2010:

Option Exercises and Stock Vested (Fiscal Year 2010)

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

W.R. Johnson(2)	943,459	$8,120,490	53,632
A.B. Winkleblack(3)	130,000	$1,178,557	10,659
D.C. Moran	197,580	$2,066,320	19,087	$548,718 (4)
C.S. O’Hara(5)	50,000	$668,000	6,957
M.D. Milone(6)	136,516	$1,122,624	14,891

(1)	Receipt is deferred on certain RSUs as described in “Restricted Stock Units” and “Tax Deductibility of Pay” in the Compensation Discussion and Analysis. The value of the deferred vested awards is based on the closing prices of the Company’s stock on May 18, 2009 ($35.60), May 19, 2009 ($35.68), June 1, 2009 ($37.11), August 25, 2009 ($39.02), August 27, 2009 ($38.71), September 1, 2009 ($38.05), and November 9, 2009 ($41.92). Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone realized on the vesting date: $1,970,576; $391,795; $206,606; $259,408; and $560,999, respectively.

(2)	Mr. Johnson retained 100% of the after-tax and exercise cost proceeds in Heinz Common Stock.

(3)	Mr. Winkleblack exercised stock options on December 16, 2009 and held 1,000 shares, and also on March 1, 2010 and held 2,350 shares.

(4)	Represents the value of 3,630 shares vested on May 19, 2009, and 10,000 shares vested on November 9, 2009. These share amounts were distributed to Mr. Moran as follows: 3,630 on June 12, 2009 at $36.32, and 10,000 on November 9, 2009 at $41.92 for a total value realized on distribution of $551,042.

(5)	Mr. O’Hara retained 100% of the after-tax and exercise cost proceeds in Heinz Common Stock.

(6)	Stock options were exercised by Mr. Milone on November 9, 2009 and November 23, 2009, pursuant to a Rule 10b5-1 plan entered into by Mr. Milone on December 4, 2008. Mr. Milone exercised stock options December 2, 2009, and held 1,500 shares. Stock options were exercised by Mr. Milone on January 28, 2010, February 17, 2010, February 19, 2010, and March 16, 2010, pursuant to a Rule 10b5-1 plan entered into by Mr. Milone on December 7, 2009.

The Pension Benefits table below sets forth a description of the retirement benefits for the NEOs:

Pension Benefits Table (Fiscal Year 2010)

				Payments
		Number of	Present	During
		Years of	Value of	Last
		Credited	Accumulated	Fiscal
Name	Plan Name	Service	Benefits	Year

W.R. Johnson	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	11	$463,005	$0
	Supplemental Executive Retirement Plan	28	$39,374,081	$0
A.B. Winkleblack	Supplemental Executive Retirement Plan	8	$1,219,282	$0
D.C. Moran	Supplemental Executive Retirement Plan	12	$1,471,841	$0
C.S. O’Hara	Supplemental Executive Retirement Plan	4	$485,519	$0
M.D. Milone	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	13	$366,801	$0
	Supplemental Executive Retirement Plan	30	$4,462,720	$0

(1)	Plan A was frozen on December 31, 1992, and no additional benefit accruals were earned after that date.

Eligible earnings under all of the retirement plans listed above except Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”), include base salary, annual bonus payments, and the value of the annual RSU award (including a pro-rated amount of any annual award granted to new hires or due to promotions on the date of the award. The benefits from any stock option, any special RSU awards, and LTPP awards are not included.

The MDCC reviews annually the eligibility, costs, and competitiveness of these retirement benefits and believes that the retirement benefits afforded the NEOs meet our compensation objectives.

Plan A—Material Factors

Most U.S. full-time salaried employees hired before January 1, 1993 are entitled to retirement benefits under Plan A. These benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Messrs. Johnson and Milone, the only NEOs who are participants in this Plan A, are fully vested in this benefit.

Supplemental Executive Retirement Plan—Material Factors

Effective May 1, 2004, the Board of Directors amended the SERP to provide future benefits under a career average cash balance plan for all members. Under the cash balance plan formula, each of the NEOs receives a monthly pay credit of eight percent of eligible compensation. Eligible compensation includes base salary, annual bonus payments, and the value of both the annual RSU award and any RSU award granted on a pro-rated basis to new hires or due to promotions on the date of the award. The accumulated credits earn five percent interest, compounded monthly.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. The service-related multiple ranges from one for less than six years of service with the Company, to a maximum of five after 35 years of service. The service-related multiple for each NEO is as follows: Mr. Johnson, 3.7, Mr. Winkleblack, 1.0, Mr. Moran, 1.2, Mr. O’Hara, 0 and Mr. Milone, 3.9. Benefits under this service-related multiple formula are reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employee Retirement Savings Plan and the Employee Retirement and Savings Excess Plan (the “Excess Plan”) with earnings at a fixed rate of interest currently equivalent to the Moody’s Aa Long Term Corporate Bond Index rate of return as such rate changes from time to time.

On May 6, 2002, the Board of Directors approved an additional benefit under the SERP for Mr. Johnson to align his benefit with competitive industry practices at that time. The benefit reached its maximum of 26.95% of final average pay this year after seven years of additional service by Mr. Johnson. This benefit, including all other Company provided retirement benefits, when expressed as a straight life annuity, will be no more than 60% of Mr. Johnson’s final average pay. The value of this benefit for Mr. Johnson is included in the SERP amount set forth in the table above under the column “Present Value of Accumulated Benefits.”

Nonqualified Deferred Compensation (Fiscal Year 2010)

		B	C		E	F
		Executive	Registrant	D	Aggregate	Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals /	Balance
A		Last FY(1)	Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)
Name	Plan	($)	($)	($)	($)	($)

W.R. Johnson	Deferred RSUs	1,970,576	0	3,776,576	0	13,368,336
	1986 Plan	—	—	68,545	0	525,514
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	804,912	1,797,704	0	6,710,667
	Total:	1,970,576	804,912	5,642,825	0	20,604,517

A.B. Winkleblack	Deferred RSUs	391,795	0	738,540	0	2,618,643
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	184,797	111,715	0	1,040,678
	Total:	391,795	184,797	850,255	0	3,659,322

D.C. Moran	Deferred RSUs	206,606	0	285,011	0	1,047,362
	Executive Deferred Comp Plan	0	0	14,302	0	450,258
	Excess Plan	—	193,091	10,895	0	1,039,745
	Total:	206,606	193,091	310,208	0	2,537,365

C.S. O’Hara	Deferred RSUs	259,408	0	233,005	0	876,258
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	97,366	58,478	0	303,407
	Total:	259,408	97,366	291,483	0	1,179,665

M.D. Milone	Deferred RSUs	560,999	0	664,539	0	2,461,773
	1986 Plan	—	—	36,664	0	281,089
	Executive Deferred Comp Plan	0	0	141,721	110,789	1,962,503
	Excess Plan	—	167,214	268,076	0	1,037,841
	Total:	560,999	167,214	1,111,000	110,789	5,743,205

(1)	Amounts of deferred RSUs were granted in prior years and were reported in the Summary Compensation Table for the year of grant. Amounts in this column represent RSUs granted in prior years which vested and were deferred in FY10. No RSUs granted in FY10 have vested and been deferred.

(2)	Reflects employer contributions to the Employee Retirement and Savings Excess Plan, which are reported in the 2010 rows of the “All Other Compensation” column of the Summary Compensation Table and are quantified in footnote 4 below.

(3)	The amounts reported include earnings from the 1986 Deferred Compensation Plan, the Executive Deferred Compensation Plan, and the Employee Retirement and Savings Excess Plan, including investment gains or losses, cash dividend equivalents paid on deferred RSUs, and interest. Included in these amounts are $44,372 and $23,734 in interest accrued at a rate greater than 120% of the applicable federal long-term rate under the 1986 Deferred Compensation Plan for Messrs. Johnson and Milone, respectively, which are reported in the 2010 rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Includes the following amounts that were reported in the Summary Compensation Table for the fiscal years in which an executive was an NEO (Mr. Milone was not an NEO in the 2008 Proxy Statement):

•	The grant date fair value of deferred RSUs is included in the following rows of the “Stock Awards” column of the Summary Compensation Table in the amounts of $0 (2010), $374,996 (2009), and $690,022 (2008) for Mr. Johnson, $0 (2010), $124,999 (2009), and $0 (2008) for Mr. Winkleblack, $0 (2010), $130,175 (2009), and $0 (2008) for Mr. Moran, $0 (2010), $124,179 (2009), and $0 (2008) for Mr. O’Hara, and $0 (2010) and $58,476 (2009) for Mr. Milone;

•	The interest on deferred compensation greater than 120% of the applicable federal long-term rate under the 1986 Deferred Compensation Plan is reported in the following rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in the amounts of $44,372 (2010), $42,041 (2009), and $33,551 (2008) for Mr. Johnson and $23,734 (2010) and $22,487 (2009) for Mr. Milone;

•	The Company’s contributions to the Employee Retirement and Savings Excess Plan are included in the following rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of $804,912 (2010), $875,811 (2009), and $656,208 (2008) for Mr. Johnson, $184,797 (2010), $215,159 (2009), and $171,786 (2008) for Mr. Winkleblack, $193,091 (2010), $217,816 (2009), and $148,612 (2008) for Mr. Moran, $97,366 (2010), $110,300 (2009), and $80,095 (2008) for Mr. O’Hara, and $167,214 (2010), $154,126 (2009) for Mr. Milone.

1986 Deferred Compensation Plan—Material Factors

The 1986 Deferred Compensation Plan (“1986 Plan”) authorized executives who were eligible under our Management Incentive Plan during 1986-87 to defer all or a part of their fiscal year 1986 and 1987 annual bonus and LTI awards, as well as to rollover any previously deferred cash awards plus interest accrued. The 1986 Deferred Compensation Program accounts accrue earnings at the greater of 150% of the Moody’s Composite Bond Index or 15% per year. The deferred account is distributed upon age 65 in 15 equal annual installments. This program was closed in 1987 and, as such, no additional compensation may be deferred into it. Currently, Mr. Johnson and Mr. Milone participate in the 1986 Plan and the portion of the interest accrued on this deferred compensation that was greater than 120% of the applicable federal long-term rate for Fiscal Year 2010 is included in the Summary Compensation Table and identified in a footnote to that table.

Executive Deferred Compensation Plan—Material Factors

The Executive Deferred Compensation Plan (“EDCP”) authorizes eligible executives to make irrevocable elections in advance of receipt to defer all or part of their annual incentive payment. The MDCC believes that the EDCP is appropriate to enable executives to better plan for their retirement and manage their tax obligations.

Participants may elect a deferral period in which payments commence no earlier than one year after the year in which the compensation was earned and no later than retirement date. Payments of deferred amounts may occur in a lump sum of cash or shares of Heinz stock or in up to 15 equal annual installments, according to the participant’s election. In electing to defer an amount under this plan, a participant also defers any federal income tax obligation until the time in which the deferred amount is paid out.

A notional account is established for each participant’s deferred amounts. Investment gains and losses are credited to the account based on hypothetical investments as selected by the participant. The hypothetical investment options are as follows:

•	Cash account bearing interest at the BNY Mellon Prime Account rate;

•	H. J. Heinz Company stock account; or

•	Phantom investment alternatives that include several funds available to all employees through the Employees’ Retirement & Savings Plan, plus a fixed income option.

Participants may change the future allocations of their deferred account among the various investment alternatives, but amounts that have been allocated to the H. J. Heinz Company Stock Account may not be transferred to other investment options.

Participants have no interest in any specific asset of the Company; their rights to receive payment under the Plan are equivalent to those of an unsecured general creditor. Any and all investments remain the property of the Company. The credited earnings on each NEO’s account for Fiscal Year 2010 are included in the Non-Qualified Deferred Compensation table.

Excess Plan-Material Factors

The Excess Plan provides supplementary benefits to the NEOs whose benefits under the Employees’ Retirement and Savings Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Only the age-related company profit-sharing contributions are supplemented under the Excess Plan, and deferrals by the NEOs are not permitted. The Excess Plan also provides for contribution credit on the value of annual RSU awards and any RSU award granted on a pro-rata basis to new hires or due to promotions.

Potential Payments upon Termination

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, and disability, as of April 28, 2010, are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Termination (As of April 28, 2010)

	Involuntary
	Termination
Element	Without Cause	Retirement	Death	Disability

Severance(1)
W.R. Johnson	$2,500,000	$0	$0	$0
A.B. Winkleblack	$1,250,000	$0	$0	$0
D.C. Moran	$1,302,000	$0	$0	$0
C.S. O’Hara	$1,242,000	$0	$0	$0
M.D. Milone	$1,170,000	$0	$0	$0

	Involuntary
	Termination
Element	Without Cause	Retirement	Death	Disability

Intrinsic Value of Accelerated RSUs(2)
W.R. Johnson	$1,988,604	$0	$1,988,604	$1,988,604
A.B. Winkleblack	$662,856	$0	$662,856	$662,856
D.C. Moran	$690,415	$0	$690,415	$690,415
C.S. O’Hara	$658,601	$0	$658,601	$658,601
M.D. Milone	$414,780	$0	$414,780	$414,780
Intrinsic Value of Accelerated Stock Options(3)
W.R. Johnson	$0	$0	$3,890,176	$3,890,176
A.B. Winkleblack	$0	$0	$829,239	$829,239
D.C. Moran	$0	$0	$861,840	$861,840
C.S. O’Hara	$0	$0	$821,707	$821,707
M.D. Milone	$0	$0	$669,917	$669,917
Long-Term Performance Program(4)
W.R. Johnson	$1,718,750	$1,718,750	$1,718,750	$1,718,750
A.B. Winkleblack	$265,625	$265,625	$265,625	$265,625
D.C. Moran	$276,675	$276,675	$276,675	$276,675
C.S. O’Hara	$263,925	$263,925	$263,925	$263,925
M.D. Milone	$175,500	$175,500	$175,500	$175,500
Total
W.R. Johnson	$6,207,354	$1,718,750	$7,597,530	$7,597,530
A.B. Winkleblack	$2,178,482	$265,625	$1,757,720	$1,757,720
D.C. Moran	$2,269,090	$276,675	$1,828,931	$1,828,931
C.S. O’Hara	$2,164,526	$263,925	$1,744,232	$1,744,232
M.D. Milone	$1,760,280	$175,500	$1,260,197	$1,260,197

(1)	Severance pay assumes twenty-four months of base salary with a signed release.

(2)	Intrinsic value of RSUs for each termination event for which vesting is accelerated, determined based on the fiscal year-end closing stock price of $45.76. Retention awards are cancelled and it is assumed that the performance metric for the FY10 RSUs is met.

(3)	Intrinsic value of stock options with vesting for each termination event for which vesting is accelerated, determined based on the fiscal year-end closing stock price of $45.76.

(4)	For the FY10-11 LTPP, termination during the first year of the two-year performance period generates a pro-rated award. Since termination is assumed to occur on the last day of the first year of the two-year performance period, the pro-rated award is equal to one-half of the target payout, because we have assumed target payouts for all terminations.

Severance Pay Plan—Material Factors

NEOs are eligible for benefits under the Severance Pay Plan provided that the reason for termination is involuntary on the part of the employee and occurs for reasons beyond the NEO’s control, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, NEOs typically receive a severance payment equal to twenty-four months of salary following the execution of a release. Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at our discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to us the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of the Company, between the time of termination and rehire.

Potential Payments upon Change in Control

The estimated payments to each NEO triggered in the event of a change in control of the Company with and without termination of employment are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (Fiscal Year 2010) (As of April 28, 2010)

	Change in Control
		Double Trigger
		Involuntary
		Termination
	Single	without	Good
Element	Trigger(1)	Cause(2)	Reason(3)	Retirement	Death	Disability

Severance Protection Agreement
Bonus(4)
W.R. Johnson	$0	$4,770,000	$4,770,000	$0	$4,373,333	$4,373,333
A.B. Winkleblack	$0	$1,085,000	$1,085,000	$0	$985,333	$985,333
D.C. Moran	$0	$1,075,113	$1,075,113	$0	$979,538	$979,538
C.S. O’Hara	$0	$1,025,569	$1,025,569	$0	$914,381	$914,381
M.D. Milone	$0	$1,001,779	$1,001,779	$0	$903,198	$903,198
Severance(5)
W.R. Johnson	$0	$16,870,000	$16,870,000	$0	$0	$0
A.B. Winkleblack	$0	$4,831,000	$4,831,000	$0	$0	$0
D.C. Moran	$0	$4,891,613	$4,891,613	$0	$0	$0
C.S. O’Hara	$0	$4,606,144	$4,606,144	$0	$0	$0
M.D. Milone	$0	$4,464,595	$4,464,595	$0	$0	$0
Continuation Coverage (Health & Life)(6)
W.R. Johnson	$0	$458,148	$458,148	$0	$0	$0
A.B. Winkleblack	$0	$87,902	$87,902	$0	$0	$0
D.C. Moran	$0	$98,006	$98,006	$0	$0	$0
C.S. O’Hara	$0	$64,017	$64,017	$0	$0	$0
M.D. Milone	$0	$90,595	$90,595	$0	$0	$0
Additional Retirement Equivalent(7)
W.R. Johnson	$0	$2,931,738	$2,931,738	$0	$0	$0
A.B. Winkleblack	$0	$2,362,257	$2,362,257	$0	$0	$0
D.C. Moran	$0	$2,399,921	$2,399,921	$0	$0	$0
C.S. O’Hara	$0	$1,843,207	$1,843,207	$0	$0	$0
M.D. Milone	$0	$5,858,662	$5,858,662	$0	$0	$0
Excise Tax Gross-Up(8)
W.R. Johnson	$0	$0	$0	$0	$0	$0
A.B. Winkleblack	$0	$2,528,980	$2,525,993	$0	$0	$0
D.C. Moran	$0	$0	$0	$0	$0	$0
C.S. O’Hara	$0	$2,497,106	$2,494,233	$0	$0	$0
M.D. Milone	$0	$2,610,961	$2,609,102	$0	$0	$0

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (As of April 28, 2010)

	Change in Control
			Double Trigger
			Involuntary
			Termination
	Single		without		Good
Element	Trigger(1)		Cause(2)		Reason(3)		Retirement	Death		Disability

Other
Intrinsic Value of Accelerated Stock Options
W.R. Johnson	$0	(9)	$3,890,176	(10)	$3,579,781	(11)	$0	$3,890,176	(10)	$3,890,176	(10)
A.B. Winkleblack	$0	(9)	$829,239	(10)	$769,600	(11)	$0	$829,239	(10)	$829,239	(10)
D.C. Moran	$0	(9)	$861,840	(10)	$801,625	(11)	$0	$861,840	(10)	$861,840	(10)
C.S. O’Hara	$0	(9)	$821,707	(10)	$764,360	(11)	$0	$821,707	(10)	$821,707	(10)
M.D. Milone	$0	(9)	$669,917	(10)	$632,807	(11)	$0	$669,917	(10)	$669,917	(10)
Intrinsic Value of Accelerated RSUs
W.R. Johnson	$0	(12)	$2,981,401	(13)	$2,981,401	(14)	$0	$1,988,604	(15)	$1,988,604	(15)
A.B. Winkleblack	$0	(12)	$988,096	(13)	$988,096	(14)	$0	$662,856	(15)	$662,856	(15)
D.C. Moran	$0	(12)	$1,027,861	(13)	$1,027,861	(14)	$0	$690,415	(15)	$690,415	(15)
C.S. O’Hara	$0	(12)	$979,584	(13)	$979,584	(14)	$0	$658,601	(15)	$658,601	(15)
M.D. Milone	$0	(12)	$653,865	(13)	$653,865	(14)	$0	$414,780	(15)	$414,780	(15)
Long-Term Performance Program (16)
W.R. Johnson	$1,718,750		$1,718,750		$1,718,750		$1,718,750	$1,718,750		$1,718,750
A.B. Winkleblack	$265,625		$265,625		$265,625		$265,625	$265,625		$265,625
D.C. Moran	$276,675		$276,675		$276,675		$276,675	$276,675		$276,675
C.S. O’Hara	$263,925		$263,925		$263,925		$263,925	$263,925		$263,925
M.D. Milone	$175,500		$175,500		$175,500		$175,500	$175,500		$175,500
Total
W.R. Johnson	$1,718,750		$33,620,213		$33,309,818		$1,718,750	$11,970,863		$11,970,863
A.B. Winkleblack	$265,625		$12,978,098		$12,915,472		$265,625	$2,743,054		$2,743,054
D.C. Moran	$276,675		$10,631,029		$10,570,814		$276,675	$2,808,468		$2,808,468
C.S. O’Hara	$263,925		$12,101,259		$12,041,039		$263,925	$2,658,614		$2,658,614
M.D. Milone	$175,500		$15,525,873		$15,486,905		$175,500	$2,163,395		$2,163,395

(1)	There is a change in control and individual continues in job.

(2)	There is a change in control and the executive is involuntarily terminated by the Company without cause within 24 months of the change in control. Each payment is calculated pursuant to the severance protection agreement, a form of which is filed with the SEC, or the applicable equity plans.

(3)	There is a change in control and the executive terminates employment for good reason within 24 months of a change in control. Each payment is calculated pursuant to the severance protection agreement or the applicable plans.

(4)	In the event of involuntary termination without cause and termination by the NEO for good reason, the bonus is equal to the FY10 annual cash bonus award multiplied by the portion of the fiscal year worked by the NEO, which in this case is the entire year. In the event of death or disability, the amount is equal to the average of FY10, FY09 and FY08 annual cash bonus awards multiplied by the portion of the fiscal year worked by the NEO, which in this case is the entire year.

(5)	Amount equals three times the sum of FY10 salary + the average of FY10, FY09, and FY08 annual cash bonus awards

(6)	Amount equals 36 months of health care coverage and three years of life insurance premiums. No discount rate was applied.

(7)	Calculated in accordance with Section 3.1(b)(iv) of the severance protection agreement See “Severance Protection Agreement.”

(8)	Based on a stock-for-stock transaction and calculated in accordance with Sections 5 and 6 of the severance protection agreement.

(9)	Intrinsic value of stock options for which vesting is accelerated due to a change in control, determined based on the fiscal year end closing stock price of $45.76. Assumption is that all stock options are replaced.

(10)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment without cause, determined based on the fiscal year end closing stock price of $45.76. Assumption is that all stock options are replaced. All unvested stock options would immediately vest and continue with original expiration date.

(11)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous termination of employment by the NEO for good reason, determined based on the fiscal year end closing stock price of $45.76. Assumption is that all stock options are replaced. All unvested stock options granted prior to August 27, 2007, would immediately vest and expire on the last day of employment.

(12)	Assumption is that all RSUs are replaced, therefore there is no acceleration of the unvested RSU awards. RSUs will continue to vest according to grant schedule.

(13)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment by the Company without cause, determined based on the fiscal year end closing stock price of $45.76. Retention awards are cancelled. The assumptions are that all RSUs are replaced and the performance metric for the FY10 RSUs is met.

(14)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a termination of employment by the NEO for good reason, determined based on the fiscal year end closing stock price of $45.76. The assumptions are that all RSUs are replaced and the performance metric for the FY10 RSUs is met.

(15)	Intrinsic value of RSUs for which vesting is accelerated in the event of death or disability, determined based on the fiscal year end closing stock price of $45.76. The assumption is that the performance metric for the FY10 RSUs is met.

(16)	For the FY10-11 LTPP, a termination immediately following a change in control generates a pro-rated award as of the date of the change in control. Since the change in control is assumed to occur on the last day of the first year of the performance period, the pro-rated award is equal to one-half of the target payout, because we have assumed target payout for all terminations.

Severance Protection Agreements

Each NEO has entered into a severance protection agreement with the Company. Each severance protection agreement provides that, in lieu of the benefits under the Severance Pay Plan, we will make the following payments or pay the cost of the following benefits if an executive’s employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company:

•	All accrued compensation and a pro-rated bonus;

•	A lump sum payment equal to three times the sum of the executive’s annual salary and his three-year actual bonus average as severance pay;

•	A lump sum payment of a retirement benefit determined by taking into account an additional three years of age, service and contributions for purposes of calculating such retirement benefits;

•	Life insurance, medical, dental and hospitalization benefits for the NEO and his dependents for three years at the same level as immediately prior to the change in control or at the same level as other similarly situated executives who continue in the employ of the Company. These amounts may be reduced to the extent that the executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans; and

•	Reimbursement for the impact of excise taxes associated with payments that are contingent upon a change in control in the event of a stock for stock transaction. The Company can reduce severance payments by up to 10% so the excise tax is not triggered.

RSU Change in Control Provisions

Pursuant to the 2003 Plan, in the event of a change in control of the Company, RSUs granted on or after May 17, 2005, except for certain RSU retention awards described below, will either (i) vest on the date of the change in control if they are not replaced by a successor company, or (ii) if they are replaced by a successor company, or the change in control does not involve a successor company, they will vest on the executive’s termination date within 24 months of a change in control not involving a successor company if the termination decision was made by the Company other than for cause, or by the executive for good reason (as defined in the 2003

Plan). Certain RSU retention awards granted to NEOs are cancelled in the event of any termination of employment.

Stock Option Change in Control Provisions

Pursuant to the 1996 Stock Option Plan, the 2000 Stock Option Plan, and the 2003 Plan, in the event of a change in control of the Company, all stock options granted on or after May 17, 2005, will immediately vest in the event of a change in control if the stock options are not replaced by a successor company. If the successor company replaces the stock options in the change in control, or the change in control does not involve a successor company, then the stock options will vest upon a qualifying termination from the Company within 24 months of the change in control. A qualifying termination means termination of employment by the Company due to involuntary termination without cause or termination of employment by the executive for good reason.

LTPP Change in Control Provisions

In the event of a change in control of the Company, all NEOs receive immediate acceleration of their payout based on the pro-rata portion of each performance period completed and verifiable performance to date.

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors of H. J. Heinz Company has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

Charles E. Bunch, Chair	Dennis H. Reilley
Edith E. Holiday	Thomas J. Usher
Dean R. O’Hare	Michael F. Weinstein

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 28, 2010, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 31, 2010. The Proxy Statement and Annual Report to security holders are available at www.proxydocs.com/hnz.

You may obtain directions to attend the meeting and vote in person by contacting Heinz Shareholder Relations at 412-456-1771.

Rene D. Biedzinski
Secretary

Dated: July 9, 2010

Appendix A

May 12, 2010

H. J. Heinz Company
Director Independence Standards

I.	Absence of a material relationship

An “independent” director is a director who the Board of Directors has determined has no material relationship with Heinz, either directly, or indirectly, including as a partner, shareholder, or executive officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board, the relationship would interfere or would be reasonably expected to interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively. The Board of Directors has established the following guidelines to affirmatively determine when a relationship between a director (or an organization with which a director is associated) and Heinz is material. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.

A.	Relationships that preclude independence

A director is not deemed to be independent if:

1.	the director, or the director’s “immediate family member”[1], received from Heinz payments in an aggregate amount that exceeded $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz (provided that such compensation is not contingent in any way on continued service), except that compensation received by an immediate family member for service as an employee of Heinz (other than as an executive officer) need not be considered in determining independence;

2.	the director is an executive officer or employee of, or his or her immediate family member is an executive officer of, a company, or other for profit entity, to which Heinz made, or from which Heinz received for property or services, payments (other than those arising solely from investments in the Company’s securities), in an aggregate amount that exceeded the greater of $1 million or 2% of such company’s consolidated gross revenues in any of the last three fiscal years; or

3.	the director serves as an executive officer of any tax exempt organization that received contributions from Heinz in any of the preceeding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

B. Relationships that do not preclude independence

The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

1 An immediate family member is defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Without limiting the types of relationships that the Board may determine to not be material, the Board has determined that relationships of the following types, in and of themselves, will not be considered material relationships that would impair a director’s independence:

1.	commercial relationships in which a director (or an immediate family member)

(a)	is a director of an entity that is a party to a transaction with the Company;

(b)	is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons) of less than a 10% equity interest in an entity that is a party to a transaction with the Company; or

(c)	is an executive officer of or is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons) of a 10% or greater equity interest in an entity with which the Company has ordinary course business dealings or with which the Company has a commercial banking, investment banking or insurance brokerage relationship, in each case, (i) to which Heinz has not made, or from which Heinz has not received for property or services, payments (other than those arising solely from investments in the Company’s securities), in an aggregate amount that exceed the greater of $1 million or 2% of such entity’s consolidated gross revenues in any of the last three fiscal years and (ii) where the Company director (or an immediate family member of such director) is not directly involved in the entity’s business dealings with the Company; or

2.	membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or other director of the Company.

Notwithstanding the above, any other type of relationship not included in the categorical standards described in this section would have to be evaluated independently by the Board of Directors.

II. Three-year look-back period

In addition to the guidelines set forth above:

A.	No director (other than the Chief Executive Officer) will be independent if he or she is currently, or was at any time within the last three years, an employee of Heinz.

B.	No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of Heinz’s present executive officers at the same time serves or served on that company’s compensation committee (or other board committee performing an equivalent function or, in the absence of any such committee, the entire board of directors).

C.	No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of Heinz.

D.	No director will be independent if (1) he or she or an immediate family member is a current partner of a firm that is Heinz’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and personally works on Heinz’s audit; or (4) the director or an immediate family member was at any time within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Heinz’s audit within that time.

III. Additional requirements for Audit Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

A.	accepts directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz (provided that such compensation is not contingent in any way on continued service); or

B.	is an affiliated person of Heinz, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling more than 10% of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

IV.  Additional requirements for Management Development and Compensation Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Management Development and Compensation Committee, and may not serve on the Management Development and Compensation Committee, if the director:

A.	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

B.	has ever been an officer of Heinz or is a former employee of Heinz who receives compensation for prior services (other than benefits under a tax-qualified retirement plan); or

C.	has a direct or indirect material interest in any current or proposed transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) involving amounts in excess of $120,000.

V. Compliance with NYSE listing standards and SEC and IRS regulations

These independence standards are intended to meet the requirements of the NYSE listing standards and regulations adopted by the SEC and the Internal Revenue Service.

Appendix B

May 12, 2010

H. J. Heinz Company
Audit Committee Charter

Purpose: The primary functions of the Audit Committee are to:

1.	Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

2.	Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and management’s policies and guidelines for the assessment and management of risk, and oversee the Company’s compliance with laws and regulations relating to financial reporting and internal control over financial reporting.

3.	Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

4.	Retain the independent registered public accounting firm and oversee their independence and oversee the qualifications and performance of both the independent registered public accounting firm and internal auditors.

5.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Responsibilities and Duties: Among its responsibilities and duties, the Audit Committee shall:

Process and Administration

1.	Hold at least five meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, by a majority of the members of the Audit Committee, or at the request of the independent registered public accounting firm or the Senior Vice President-Corporate Audit. A quorum shall consist of at least three members.

2.	Create an agenda for the ensuing year.

3.	Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.

4.	Maintain minutes or other records of meetings and activities of the Audit Committee.

5.	Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.

6.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

7.	Provide a mechanism for the independent registered public accounting firm and internal auditors to communicate directly with the Audit Committee without management present and periodically meet separately with each of the independent registered public accounting firm, internal auditor, ethics and compliance officer, and management.

8.	Delegate authority to one or more members where appropriate.

9.	Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight Activities

1.	Review with management and the independent registered public accounting firm and internal auditors significant risks and exposures, and review and assess the steps management has taken to identify and manage such risks and exposures.

2.	Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed and types of presentations to be made to analysts and rating agencies.

3.	Review and discuss with management and the independent registered public accounting firm the Company’s unaudited quarterly and audited annual financial statements, including (a) matters required to be discussed by the independent registered public accounting firm by Statement on Auditing Standards No. 61 (as amended and as adopted by the Public Company Accounting Oversight Board), and the independent registered public accounting firm’s opinion rendered with respect to annual financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, the quality of earnings, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, and published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review and discussion, recommend, as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.

4.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting including obtaining from management its assessments of the Company’s internal control over financial reporting; review the recommendations made by management and the independent registered public accounting firm and internal auditors regarding internal control over financial reporting and other matters relating to the accounting procedures and the books and records of the Company and review any material weaknesses or significant deficiencies in, or changes to, internal control over financial reporting or any fraud involving management reported to the Audit Committee by the independent registered public accounting firm or management and the resolution of any material weaknesses or significant deficiencies.

5.	Receive reports relating to, and provide the Audit Committee’s views with respect to, any information regarding accounting, internal accounting controls, or audit matters that the Corporate Governance Committee has become aware of as a result of monitoring the Company’s compliance with laws, regulations, and the Global Code of Conduct.

6.	Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.	Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson) and review and discuss the policies and procedures regarding other executive officers’ expense accounts and use of corporate assets.

8.	Perform other functions as assigned by the Board of Directors.

Independent Registered Public Accounting Firm and Internal Auditors

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In this regard, the Audit Committee has the sole authority to appoint, although it may seek ratification by the Company’s shareholders, review the performance of, and as necessary, replace the independent registered public accounting firm, which reports directly to the Audit Committee.

2.	Receive from the independent registered public accounting firm, at least annually, and assess and discuss with the independent registered public accounting firm a report delineating all relationships between the independent registered public accounting firm and the Company and any other relationships that may adversely affect the independence of the independent registered public accounting firm, including an assurance that each member of the engagement team is in compliance regarding length of service.

3.	Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s independent registered public accounting firm in accordance with the Audit Committee’s “Engaging the Independent Registered Public Accounting Firm” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of such engagement shall be deemed to have been pre-approved.)

4.	Review any reports prepared by the independent registered public accounting firm and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

5.	Obtain and review, at least annually, a report by the independent registered public accounting firm describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities or inspection by the Public Company Accounting Oversight Board, within the preceding five years, and any actions taken to address any such issues.

6.	As appropriate confer with the independent registered public accounting firm regarding the scope and results of its integrated audit of the consolidated financial statements of the Company, and management’s assessment of the Company’s internal control over financial reporting; review and approve the independent registered public accounting firm’s audit scope and approach and their plans, if any, to use the work of the internal auditors or others; review and approve the Company’s internal audit charter, annual audit plans, staffing and budgets (including progress against those plans/staffing/

budgets and, as appropriate, confer with the internal auditors regarding the scope and results of their work and management’s responses thereto, including any restrictions on the scope of their work or access to required information); direct the attention of the independent registered public accounting firm and internal auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the independent registered public accounting firm and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and disagreements between management and the independent registered public accounting firm regarding accounting and financial disclosure, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the independent registered public accounting firm and internal auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7.	Oversee the independence, objectivity and performance of the internal audit function by reviewing the nature, extent, quality and effectiveness of the internal audit program including the anticipated level of support for and coordination with the independent registered public accounting firm’s audit process, as well as approve the appointment, compensation, replacement, reassignment or dismissal of the Senior Vice President- Corporate Audit.

8.	Set clear hiring policies for employees and former employees of the independent registered public accounting firm.

Composition: The Audit Committee shall be appointed by the Board of Directors and be composed of at least five Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, including the definition set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as determined by the Board of Directors, and any additional standards adopted by the Board. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.

Assignment and Removal of Committee Members: Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.

Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.

No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

Outside Advisors: The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions, as well as funding for ordinary administrative expenses incurred by the Audit Committee in carrying out its duties.

Role of Committee: Although the Audit Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the

Audit Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Audit Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent registered public accounting firm is responsible for expressing an opinion on the Company’s financial statements and internal control over financial reporting based upon their audit. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards adopted by the Public Company Accounting Oversight Board.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed, and returned your proxy card.

INTERNET – www.ematerials.com/hnz Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 30, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 30, 2010.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3.

Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1a. W. R. Johnson	☐	☐	☐	1e. E. E. Holiday	☐	☐	☐	1i. D. H. Reilley	☐	☐	☐

1b. C. E. Bunch	☐	☐	☐	1f. C. Kendle	☐	☐	☐	1j. L. C. Swann	☐	☐	☐

1c. L. S. Coleman, Jr.	☐	☐	☐	1g. D. R. O’Hare	☐	☐	☐	1k. T. J. Usher	☐	☐	☐

1d. J. G. Drosdick	☐	☐	☐	1h. N. Peltz	☐	☐	☐	1l. M. F. Weinstein	☐	☐	☐

2.	Ratification of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Shareholder Proposal Requesting the Right to Shareholder Action by Written Consent	☐	For	☐	Against	☐	Abstain
The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.
WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Will Attend Meeting	Yes	☐	Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.

ADMISSION TICKET
H. J. HEINZ COMPANY
2010 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, August 31, 2010
9:00 a.m.
The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

proxy card

H. J. HEINZ COMPANY
This Proxy Is Solicited on Behalf of the Board of Directors
WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on Tuesday, August 31, 2010, at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares that the undersigned would be entitled to vote if personally present on all items coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.
This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 2 and “AGAINST” 3.
See reverse for voting instructions.
67403

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed, and returned your
voting instruction card.

INTERNET – www.ematerials.com/hnz Use the Internet to vote until 12:00 p.m. (CT) on August 29, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote until 12:00 p.m. (CT) on August 29, 2010.

MAIL – Mark, sign, and date your voting instruction card and return it in the postage-paid envelope provided.
If you vote by Internet or by Telephone you do NOT need to mail back your voting instruction card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST 3.
Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1a. W. R. Johnson	☐	☐	☐	1e. E. E. Holiday	☐	☐	☐	1i. D. H. Reilley	☐	☐	☐

1b. C. E. Bunch	☐	☐	☐	1f. C. Kendle	☐	☐	☐	1j. L. C. Swann	☐	☐	☐

1c. L. S. Coleman, Jr.	☐	☐	☐	1g. D. R. O’Hare	☐	☐	☐	1k. T. J. Usher	☐	☐	☐

1d. J. G. Drosdick	☐	☐	☐	1h. N. Peltz	☐	☐	☐	1l. M. F. Weinstein	☐	☐	☐

2.	Ratification of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Shareholder Proposal Requesting the Right to Shareholder Action by Written Consent	☐	For	☐	Against	☐	Abstain
The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.
WHEN PROPERLY EXECUTED YOUR SHARES WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN THE SAME PROPORTION AS THE TRUSTEE VOTES OTHER SHARES.

Will Attend Meeting	Yes	☐	Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the voting instruction card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the voting instruction card.

ADMISSION TICKET
H. J. HEINZ COMPANY
2010 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, August 31, 2010
9:00 a.m.
The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

voting instruction card

H. J. HEINZ COMPANY
VOTING INSTRUCTION CARD FOR 2010 ANNUAL MEETING
Employees Retirement and Savings Plan
H. J. Heinz Company SAVER Plan
The undersigned, as a participant in one or more of the H. J. Heinz Company benefit plans, as noted above, hereby directs The Bank of New York Mellon, successor by operation of law to Mellon Bank, N.A. as trustee of the plans (“the Trustee”), to vote all shares of Common Stock of H. J. Heinz Company (the “Company”) credited to the undersigned’s account in such plans at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 31, 2010, and at any adjournments thereof, in accordance with these instructions, on the matters stated on the reverse side, and on the transaction of such other business as may properly come before the meeting.
Your vote is important to us. Plan participants may give directions by toll-free telephone or Internet by following the instructions on this card or by completing, dating, and signing this card and returning it promptly in the enclosed postage-paid envelope. If you give your instructions via the Internet or by telephone you do not need to mail back a voting instruction card.
The shares represented by this voting instruction card will be voted as directed. If your authorized confidential voting instructions are not received by August 29, 2010, the shares, together with other shares for which no instructions were received, will be voted on each proposal in the same proportions as the trustee votes shares for which clear and timely instructions were received by the Trustee from other plan participants.
See reverse for voting instructions.
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